UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BancFirst Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BancFirst Corporation

100 N. Broadway Ave.

Oklahoma City, Oklahoma 73102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	May 25, 2023.

TIME	9:30 a.m., local time.

PLACE

BancFirst Tower, 34th Floor, Petroleum Club, John Nichols Room,

100 North Broadway Avenue, Oklahoma City, Oklahoma 73102.

The meeting can also be accessed virtually via conference call by the following dial in number along with the accompanying access code. Dial in number: 1-408-418-9388. Access code: 2496 534 0735

ITEMS OF BUSINESS	1.	To elect the 18 directors nominated by our board of directors and named in the accompanying proxy statement;
	2.	To approve the BancFirst Corporation Restricted Stock Unit Plan;
	3.	To ratify the appointment of FORVIS, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
	4.	Advisory vote to approve executive compensation;
	5.	Advisory vote on the frequency of the Company's executive compensation vote; and
	6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	In order to vote, you must have been a shareholder at the close of business on March 31, 2023.

PROXY VOTING

Whether or not you attend the meeting in person or via conference call, it is important that your shares be represented and voted. Please vote your shares electronically through the Internet or by telephone or by completing, signing and dating your proxy card and returning it as soon as possible in the enclosed, postage−paid envelope. This proxy is revocable. You can revoke this proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement. Voting on the Internet or by telephone will eliminate the need to return a paper proxy card.

By Order of the Board of Directors:

Randy Foraker Secretary

Oklahoma City, Oklahoma

April 5, 2023

BANCFIRST CORPORATION

2023 ANNUAL MEETING

PROXY STATEMENT

BancFirst Corporation

100 N. Broadway Ave.

Oklahoma City, Oklahoma 73102

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of BancFirst Corporation of proxies to be used at our 2023 Annual Meeting of Shareholders (the “Annual Meeting”). In this proxy statement, we refer to the Board of Directors as the “Board,” to BancFirst Corporation as “we,” “us,” “our” or the “Company,” and to our wholly-owned subsidiaries, BancFirst, as “BancFirst”, Pegasus Bank as “Pegasus” and Worthington Bank as "Worthington." This proxy statement, the accompanying proxy card or voter instruction card and our 2022 Annual Report on Form 10−K were first mailed to shareholders on or about April 11, 2023. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

What matters will be voted on at the Annual Meeting?

You will be voting on:

• Proposal 1: To elect the 18 directors nominated by our Board and named in this proxy statement;

• Proposal 2: To approve the BancFirst Corporation Restricted Stock Unit Plan;

• Proposal 3 To ratify the selection of FORVIS, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

• Proposal 4: To consider an advisory vote to approve the compensation of named executive officers;

• Proposal 5: To consider an advisory vote on the frequency of advisory votes to approve the compensation of named executive officers; and

• Such other business as may properly come before the meeting or any adjournments or postponements thereof.

What are the Board’s recommendations?

The Board recommends a vote:

• for the election of the 18 directors nominated by our Board and named in this proxy statement;

• for the approval of the BancFirst Corporation Restricted Stock Unit Plan;

• for the ratification of the selection of FORVIS, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

• for the approval of named executive officers compensation; and

• one year as the frequency of holding the advisory vote on compensation of named executive officers.

Who is entitled to vote at the Annual Meeting?

The Board set March 31, 2023 as the record date for the Annual Meeting (the “record date”). You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on March 31, 2023. Your shares can be voted at the Annual Meeting only if you are attending via conference call, are present in person or represented by a valid proxy.

How many votes do I have?

You will have one vote for each share of our common stock you owned at the close of business on the record date, provided those shares are either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a broker, bank or other nominee. There are no voting restrictions on our common stock.

What is the difference between holding shares as a shareholder of record and beneficial owner?

Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, BancFirst Trust and Investment Management, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote during the Annual Meeting. If you wish to grant a proxy, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares during the Annual Meeting, unless you request, complete and deliver a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

What will happen if I do not vote my shares?

Shareholders of Record. If you are the shareholder of record of your shares and you do not vote by proxy card or during the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. If no voting instructions are provided, these record holders can vote your shares only on discretionary, or routine, matters and not on non-discretionary, or non-routine, matters. Uninstructed shares whose votes cannot be counted on non-routine matters result in what are commonly referred to as “broker non-votes.”

The election of directors (Proposal No. 1), the proposal to approve the BancFirst Corporation Restricted Stock Unit Plan (Proposal No. 2), the advisory vote on executive compensation (Proposal No. 4) and the frequency of future advisory votes (Proposal No. 5) are considered non-routine matters under the rules and regulations promulgated by NASDAQ and approved by the Securities and Exchange Commission (“SEC”). Consequently, brokers may not vote uninstructed shares on these proposals. The ratification of FORVIS, LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023 (Proposal No. 3) is considered a routine matter under the rules and regulations promulgated by NASDAQ and approved by the SEC. Consequently, brokers may vote uninstructed shares on this proposal, and we do not expect any broker non-votes on this proposal.

Abstentions and broker non-votes are counted as shares that are present for purposes of determining whether a quorum is present at the Annual Meeting. However, for purposes of determining whether a proposal is approved, abstentions and broker non-votes are tabulated separately. The effect of abstentions and broker non-votes depends on the vote required for a particular proposal. See “What vote is required to approve each proposal,” below, for a description of the effect of abstentions and broker non-votes on such proposal.

If you do not give your broker voting instructions, your broker will only be entitled to vote your shares on Proposal 3. We urge you to provide instructions to your broker, bank or other nominee so that your votes may be counted on all of these important matters.

How many votes can be cast by all shareholders?

Each share of BancFirst Corporation common stock is entitled to one vote. There is no cumulative voting. We had 32,899,493 shares of common stock outstanding and entitled to vote on the record date.

How many votes must be present to hold the Annual Meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares that are present and entitled to vote on one or more of the matters to be voted upon at the Annual Meeting are counted as present for establishing a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present, we expect that the Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each proposal?

Proposal 1: Election of 18 Directors

The election of directors requires the affirmative vote of the holders of at least a majority of the common stock voted for uncontested elections. Each director nominee who receives at least a majority of the common stock voted will be elected as a director for the ensuing one year. However, if the number of nominees exceeds the number of directors to be elected (i.e. a contested election), the shareholders shall instead elect the directors by plurality vote of the shares present in person or by proxy. Abstentions will have the same effect as votes “against” this proposal, and broker non-votes will have no effect on the vote for this proposal.

Proposal 2: Approval of the BancFirst Corporation Restricted Stock Unit Plan

This proposal requires the affirmative vote of the holders of at least a majority of the common stock issued and outstanding and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “against” this proposal.

Proposal 3: Ratification of the selection of FORVIS, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023

This proposal requires the affirmative vote of the holders of at least a majority of the common stock issued and outstanding and entitled to vote. Abstentions will have the same effect as a vote “against” this proposal.

Proposal 4: Advisory vote to approve the compensation of the named executive officers

The advisory approval of this resolution requires the affirmative vote of a majority of the shares of common stock represented via conference call, present in person or by proxy at the Annual Meeting and eligible to vote. Abstentions will have the same effect as a vote “against” this proposal, and broker non-votes will have no effect on the vote for this proposal.

Proposal 5: Advisory vote on the frequency of future advisory votes to approve the compensation of the named executive officers

This say on frequency vote is not a vote to approve or disapprove the Board’s recommendation; rather, shareholders are choosing among three distinct options (one, two, or three years). The choice among the three choices included in this proposal receiving the most votes, via conference call, present in person or by proxy, will be deemed the choice of the shareholders. Abstentions and broker non-votes will have no effect on the vote for this proposal.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy at any time before it is exercised by:

•
delivering to the Company at any time before the annual meeting is called to order, by our corporate secretary, a written notice of revocation addressed to BancFirst Corporation, 100 N. Broadway Ave., Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary;
•
casting a new vote over the Internet by visiting the website www.proxypush.com/BANF and following the instructions in your proxy materials or the proxy card provided to you before the Internet voting deadline of 9:30 a.m., Central Time, on May 25, 2023;
•
casting a new vote over the Telephone by calling 1-866-870-6370 and following the simple recorded instructions before the phone voting deadline of 9:30 a.m., Central Time on May 25, 2023;
•
by mailing a valid, later-dated proxy to the secretary of the Company at least five business days before the Annual meeting; or
•
attending the annual meeting and voting in person.

However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker, bank or nominee.

What does it mean if I receive more than one proxy or voting instruction card?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who can attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend. The meeting will be held in person and via conference call. The Annual Meeting will be held at the BancFirst Tower, 34th Floor, Petroleum Club, John Nichols Room, at 100 N. Broadway Ave., Oklahoma City, Oklahoma 73102. The meeting can also be accessed virtually via conference call by the following dial in number along with the accompanying access code. Dial in number: 1-408-418-9388. Access code: 2496 534 0735.

Who pays for the proxy solicitation and how will the Company solicit votes?

We will bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request brokers, banks and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers, banks and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

How can I access the Company’s proxy materials and annual report electronically?

The proxy statement and our 2022 Annual Report on Form 10−K are available at our proxy materials website at www.proxydocs.com/BANF. This website does not use any features that identify you as a visitor to the website. The Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (other than the exhibits thereto), as well as copies of other filings or exhibits to filings made with the SEC, are also available without charge upon written request. Such requests should be directed to: Randy Foraker, Executive Vice President and Secretary, BancFirst Corporation, 100 N. Broadway Ave., Oklahoma City, Oklahoma 73102.

Is a list of shareholders available?

The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders entitled to vote at this meeting for ten days prior to the meeting for any purpose relevant to the meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m., local time, at our principal executive offices at 100 N. Broadway Ave., Oklahoma City, Oklahoma. Please contact Randy Foraker, Executive Vice President and Secretary, BancFirst Corporation, 100 N. Broadway Ave., Oklahoma City, Oklahoma 73102, to make arrangements.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published within four business days of the annual meeting on Form 8-K, which we will file with the SEC. After the Form 8-K is filed, you may obtain a copy by visiting our website at www.bancfirst.bank, which provides links to the SEC’s website. You may also obtain a copy by visiting the SEC’s website directly or by contacting Randy Foraker, Executive Vice President and Secretary, BancFirst Corporation, 100 N. Broadway Ave., Oklahoma City, Oklahoma 73102.

What if I have questions about lost stock certificates or I need to change my mailing address?

Shareholders of record may contact our transfer agent, BancFirst Trust and Investment Management, by calling (405) 270-4797 or writing to BancFirst Trust and Investment Management, P.O. Box 26883, Oklahoma City, Oklahoma 73126, to get more information about these matters.

HOW DO I VOTE?

Your vote is important

You have the option to vote and submit your proxy over the Internet. If you have Internet access, we encourage you to record your vote over the Internet at www.proxypush.com/BANF. We believe it will be convenient for you, and it saves postage and processing costs. In addition, when you vote over the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote over the Internet, please vote by telephone or by completing and returning the enclosed proxy card in the postage-paid envelope provided. Submitting your proxy over the Internet, by telephone, or by mail will not affect your right to vote in person if you decide to attend the Annual Meeting.

Vote by Mail

If you choose to vote by mail, simply mark your proxy card or voting instruction card, sign and date it, and return it in the postage-paid envelope provided.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the meeting and vote. However, if your shares are held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record, and send to the Secretary of the Company at least five business days before the meeting.

The shares represented by the proxy cards or voting instruction cards received, properly marked, signed, dated and not revoked, will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board.

MATTERS TO BE VOTED ON

PROPOSAL 1

ELECTION OF 18 DIRECTORS

Our Board currently consists of 20 members. At the recommendation of the Independent Directors’ Committee, the Board has nominated 18 director nominees identified in this Proposal 1 to serve a one-year term, until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified, or until their earlier resignation or removal. For additional information about the director nominees and their qualifications, see “Corporate Governance—Directors of BancFirst Corporation.” The nominees for the election of directors at the Annual Meeting are as follows:

Name	Age	Occupation	Year First Elected Director
Dennis L. Brand	75	Vice Chairman, BancFirst Corporation	2000
F. Ford Drummond	60	Owner/Operator, Drummond Ranch	2011
Joseph Ford	45	President, Shawnee Milling Company	2017
Joe R. Goyne	77	Chairman, Pegasus	2019
David R. Harlow	60	Chief Executive Officer, BancFirst Corporation	2017
William O. Johnstone	75	Private Investor	1996
Mautra Staley Jones	44	President, Oklahoma City Community College	2021
Bill G. Lance	58	Secretary of State, Chickasaw Nation	2018
Dave R. Lopez	71	Controlling Manager of DL Dynamics, LLC	2013†
William Scott Martin	73	Private Investor	2018
Tom H. McCasland, III	64	President, Mack Energy Co.	2005
David E. Rainbolt	67	Executive Chairman, BancFirst Corporation and BancFirst	1984
Robin Roberson	51	Senior Vice President, Eberl Claims Service	2017
Darryl W. Schmidt	60	Chief Executive Officer, BancFirst	2017
Natalie Shirley	65	Regent, University of Oklahoma	2013
Michael K. Wallace	69	President, Wallace Properties, Inc. and Mike Wallace Homes	2007
Gregory G. Wedel	62	Managing Partner, Wedel, Rahill and Associates, CPA’s	2014
G. Rainey Williams, Jr.	62	President, Marco Holding Corporation	2003

† Mr. Lopez previously served as a director of the Company from 2005-2011.

Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of these nominees as directors of the Company. The nominees have agreed to stand for election and, if elected, to serve as directors. However, if any person nominated by the Board is unable or unwilling to serve, the proxies will be voted for the election of such other person or persons as the Independent Directors’ Committee and the Board may recommend.

The sections in this proxy statement titled “Corporate Governance—Directors of BancFirst Corporation” and “Stock Ownership—Directors and Officers” provide certain information about each nominee based on data submitted by such persons, including the principal occupation of such person for at least the last five years and any public company directorships held by such person.

The Board unanimously recommends a vote “FOR” the election of the nominees to the Board. Proxies solicited by the Board will be voted for each of the nominees unless instructions to withhold or to the contrary are given.

PROPOSAL 2

APPROVAL OF THE BANCFIRST CORPORATION RESTRICTED STOCK UNIT PLAN

On March 23, 2023, the Board adopted the BancFirst Corporation 2023 Restricted Stock Unit Plan (the “RSU Plan”), subject to shareholder approval. If approved, the RSU Plan will become effective on June 1, 2023.

The Board believes that the approval of the RSU Plan is in the best interests of the Company and its shareholders, as the ability to provide long-term incentive compensation in the form of stock ownership is an important factor in attracting, motivating and retaining qualified personnel essential to the success of the Company. Also, the Company believes that the RSU Plan is a preferable form of stock compensation, compared to its existing stock option plans. In the Company’s view, the RSU Plan would provide an equivalent benefit to the participants with fewer shares of stock issued, resulting in less dilution of earnings per share and share value over time. In addition, the after-tax expense to the Company should be lower, compared to its existing stock option plans.

Summary of the Provisions of the RSU Plan

The principal features of the RSU Plan are summarized below. This summary does not purport to be a complete description of all the provisions of the RSU Plan. The summary is qualified in its entirety by the full text of the RSU Plan. The RSU Plan is attached as Appendix A to this Proxy Statement. The Proxy Statement along with Appendix A has also been filed electronically with the SEC and can be reviewed on the SEC’s website at www.sec.gov. In addition, a copy of the plan document may be obtained without charge by writing to Randy Foraker, Executive Vice President and Secretary at BancFirst Corporation, 100 N. Broadway Ave., Oklahoma City, Oklahoma 73102.

The RSU Plan is a non-qualified plan, which is not subject to the provisions of the Employee Retirement Income Security Act of 1974. It provides for the grant of restricted stock units to Eligible Employees and Eligible Directors.

The RSU Plan is administered by the Executive Committee. The Executive Committee has the authority to grant and determine the terms of awards, make rules and interpret the RSU Plan, and take any actions it deems necessary for the proper administration of the RSU Plan. However, awards granted to Eligible Employees and Eligible Directors subject to Section 16(b), must also be approved by the Compensation Committee of the Board.

The RSU Plan provides for awards of restricted stock units for up to 500,000 shares of Common Stock (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, combinations, reclassifications, or like changes in the capital structure of the Company).

All restricted stock units must be granted, if at all, no later than May 31, 2033.

At the time of the grant of a restricted stock unit award, the Executive Committee shall determine such restrictions or conditions, if any, that apply to the vesting of the restricted stock unit as the Executive Committee, in its sole discretion, deems appropriate. Provided, that awards granted under this RSU Plan will be subject to either a minimum vesting period of (i) three years (which may include graduated vesting within such three-year period) or (ii) one year if the vesting is based on performance criteria other than continued service. A vested restricted stock unit award will be paid in cash or shares of common stock as specified in the Restricted Stock Unit Award Agreement no later than 75 days after the date the restricted stock units become vested. A vested award may also be net settled for the withholding of income and employment taxes. Shares of common stock issued pursuant to the RSU Plan will be fully registered with no restrictions. The Executive Committee may, in its sole discretion, accelerate the vesting of unvested awards in the event of termination of employment of any participant. Unless otherwise accelerated, all unvested awards shall be forfeited upon termination of employment. In the event an Eligible Director terminates service as a director of the Company, the unvested portion of any award shall be forfeited unless otherwise accelerated pursuant to the terms of the Eligible Director’s Award Agreement or by the Executive Committee.

Summary of Federal Income Tax Consequences of the RSU Plan

The federal tax consequences of restricted stock units are complex and subject to change. Furthermore, the following summary is intended only as a general guide to the United States federal income tax consequences of restricted stock units granted under the RSU Plan under current law, and does not attempt to describe all potential tax consequences. In particular, this summary does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent that an award is subject to such provision.

Restricted stock units ("RSUs") have no special tax status. A grantee generally recognizes no taxable income as the result of the grant of such RSUs. Upon vesting of the restricted stock unit award, the grantee normally recognizes ordinary income with respect to the acquired shares in the fair market value of the shares on the date of vesting. Such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the vesting, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date of recognition of income, will be taxed as long-term or short-term capital gain or loss, depending upon the length of time the grantee has held the stock from the date of recognition of income. No tax deduction is available to the Company with respect to the grant of the RSUs or the sale of stock acquired pursuant to such grant. Provided certain withholding requirements are met, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the grantee as a result of the vesting of the restricted stock unit award.

Specific Benefits under the RSU Plan

The Company has not approved any awards that are conditioned upon shareholder approval of the proposed RSU Plan. The number, amount and type of awards to be received by or allocated to eligible persons in the future under the RSU Plan cannot be determined at this time.

The Board recommends a vote “FOR” the approval of the BancFirst Corporation Restricted Stock Unit Plan.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FORVIS, LLP ("FORVIS"), formerly BKD, LLP, was the Company’s independent registered public accounting firm for fiscal year 2022 and has been approved by the Audit Committee of the Board (the “Audit Committee”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Although ratification is not required by the Company’s certificate of incorporation, bylaws, Oklahoma law or otherwise, the Board is submitting the appointment of FORVIS to the Company’s shareholders for ratification because the Company values its shareholders’ views on the independent registered public accounting firm. If the Company’s shareholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2023. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of FORVIS are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders. FORVIS has advised the Company that they are independent with respect to the Company.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit services and non-audit services performed by our independent registered public accounting firm. The Audit Committee also considers whether such services are consistent with the SEC’s rules on auditor independence and considers whether our independent registered public accounting firm is positioned to provide us with effective and efficient audit services needed to properly manage risk or improve audit quality. In its review of any non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. No non-audit services were performed for the Company by FORVIS during 2022 or 2021. The Audit Committee pre-approved 100% of audit fees and audit-related fees during the year ended December 31, 2022.

The following table shows the fees billed for the audit provided by FORVIS during the years ended December 31, 2022 and 2021.

	2022	2021
Audit fees	$782,896	$733,054
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$782,896	$733,054

Audit fees for professional services rendered by FORVIS include fees related to the audits of the Company and of certain of our subsidiaries, other attestation services, internal control audits and assistance with interpretation of accounting standards.

Additional information concerning the Audit Committee and its activities with FORVIS can be found in the following sections of this proxy statement: “Corporate Governance—Audit Committee” and “Audit Committee Report.”

The Board recommends a vote “FOR” the ratification of the appointment of FORVIS as the independent registered public accounting firm of the Company for 2023. Proxies solicited by the Board will be voted for the proposal unless contrary instructions are given.

PROPOSAL 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing the shareholders the opportunity for an advisory vote on the compensation of named executive officers as required by section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"). Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Shareholders can vote, on an advisory basis, to approve, not less frequently than once every three years, the compensation of the Company’s named executive officers disclosed in the Proxy Statement. This vote is known as “Say-on-Pay”.

The Company is asking shareholders to vote, in an advisory manner, to approve the executive compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis section of this Proxy Statement and the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board, or the Company. However, the Compensation Committee and the Board value the opinions of the Company’s shareholders, and the Compensation Committee will consider the outcome of the vote in its establishment and oversight of the compensation of the named executive officers.

The Board recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF THE COMPANY'S

EXECUTIVE COMPENSATION VOTE

Proposal Five is an advisory, non-binding vote on the frequency of shareholder votes on executive compensation as required by Section 14A of the Exchange Act which was added by Section 951 of the Dodd-Frank Act and by rules of the SEC. In Proposal Four, shareholders are asked to vote on the compensation of the Company's named executive officers. Proposal Four is commonly called "Say-on-Pay". In Proposal Five, shareholders may cast an advisory non-binding vote on how often the Company should include a Say-on-Pay vote in its proxy materials for future annual shareholder meetings or other meetings of shareholders at which directors will be elected and for which the rules of the SEC required executive compensation disclosure pursuant to Item 402 of Regulation S-K. The vote on Proposal Five is not binding on the Company, but will be considered by the Compensation Committee as it administers the Company's executive compensation program. Shareholders may vote for a frequency of Say-on-Pay votes of one, two, or three years, or may abstain from voting. The Company believes that Say-on-Pay votes should be conducted every year so that shareholders may annually express their views on the Company's executive compensation program.

The Board recommends that you vote “one year” for the frequency of holding the advisory vote to approve the compensation of the Company’s named executive officers.

CORPORATE GOVERNANCE

The Company complies with all federal laws affecting corporate governance and disclosures, such as the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC and NASDAQ, as well as various governance best practices.

Director Independence

The NASDAQ’s listing standards require our Board to be comprised of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. Based on the independence standards prescribed by NASDAQ, our Board has affirmatively determined that each of the following directors is independent: F. Ford Drummond, Joseph Ford, Mautra Staley Jones, Frank Keating, Bill G. Lance, Dave R. Lopez, William Scott Martin, Tom H. McCasland, III, Robin Roberson, Natalie Shirley, Michael K. Wallace, Gregory G. Wedel and G. Rainey Williams, Jr. In addition, as prescribed by the NASDAQ Marketplace Rules, these independent directors have at least one scheduled meeting without management present. See “Corporate Governance—Independent Directors’ Committee.”

In determining independence, the Board reviews whether directors have any material relationship with the Company. The Board considers all relevant facts and circumstances. In assessing the materiality of a director’s relationship to the Company, the Board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation and is guided by the standards set forth below. The Board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. An independent director must not have any material relationship with the Company, directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

A director will not be considered independent in the following circumstances:

(1) The director is, or has been in the past three years, an employee of the Company, or an immediate family member of the director is, or has been in the past three years, an executive officer of the Company.

(2) The director has received, or has an immediate family member who has received during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company that is not contingent on continued service.

(3) (A) The director or an immediate family member is a current partner of the firm that is the Company’s external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member is or was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(4) The director or an immediate family member is, or has been in the past three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee.

(5) The director is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed the greater of 5% of the recipient’s consolidated gross revenues for that year, or $200,000.

For these purposes, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother-and father-in-law, sons-and daughters-in-law, brothers-and sisters-in-law, and anyone who shares the director’s home.

Board Refreshment and Assessment

Effective Board refreshment and assessment processes are an integral part of corporate governance. No person is eligible to stand for election as a director if they have attained the age of 79 years old. As a result, we expect the size of the Board to be reduced in number due to normal retirements. The Board Issues Committee is responsible for identifying director candidates, assessing the skills and performance of continuing directors, and recommending candidates for nomination to the Independent Directors Committee for their consideration as directors for the annual election and filling any Board vacancies.

Director Qualifications

The Company has no specified Board membership criteria that apply to nominees recommended for a position on the Company’s Board. However, members of the Board should have the highest professional and personal ethics and values, consistent with the Company’s longstanding values and standards. They should also have broad experience at the policy-making level in business, government, education, technology or public service. In addition, directors should represent a diversity of viewpoints, backgrounds, experiences, gender and other demographics. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Directors’ service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.

Identifying and Evaluating Candidates for Directors

Candidates may come to the attention of the Board Issues Committee through current Board members, shareholders or other persons. Identified candidates may be considered at any point during the year. As described below, the Independent Directors’ Committee will consider properly submitted shareholder recommendations for candidates for the Board to be included in the Company’s proxy statement. In making its nominations, the Independent Directors’ Committee seeks to achieve a diversity of backgrounds, experience, skill-sets, ethnicity and gender on the Board.

Shareholder Recommendations

The policy of the Independent Directors’ Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board as described above under “Identifying and Evaluating Candidates for Directors.” In evaluating any such recommendations, the Independent Directors’ Committee will consider the balance of knowledge, experience and capability on the Board and will address the membership criteria set forth above under “Director Qualifications.” Any shareholder recommendations proposed for consideration by the Independent Directors’ Committee should include the candidate’s name and qualifications for Board membership and should be addressed to the Secretary pursuant to the procedure described under the heading “Proposals for the 2024 Meeting of Shareholders.”

Skillset of Director Nominees

The Company believes the following skills should be represented in its Board of Directors to help ensure the success of the Company.

• Accounting/Finance	• Government Affairs
• Agriculture	• Healthcare
• Corporate Governance	• Investments
• Economic Development	• Law
• Education	• Manufacturing
• Energy	• Public Relation/Marketing
• Engineering	• Real Estate
• Entrepreneurship/Small Business	• Technology

To ensure that the Board has an appropriate mix of skills and experiences, the Board Issues Committee has prepared and evaluated the skill matrix below for the directors nominated for election. The skills listed were limited to three top skills for each director.

Name of Director	Director Skills Matrix
Dennis L. Brand	Accounting/Finance	Economic Development	Corporate Governance
F. Ford Drummond	Law	Investments	Agriculture
Joseph Ford	Manufacturing	Technology	Agriculture
Joe R. Goyne	Accounting/Finance	Public Relations/Marketing	Corporate Governance
David R. Harlow	Accounting/Finance	Engineering	Corporate Governance
William O. Johnstone	Investments	Accounting/Finance	Corporate Governance
Mautra Staley Jones	Education	Public Relations/Marketing	Accounting/Finance
Bill G. Lance	Government Affairs	Healthcare	Public Relations/Marketing
Dave R. Lopez	Government Affairs	Corporate Governance	Public Relations/Marketing
William Scott Martin	Accounting/Finance	Investments	Entrepreneurship/Small Business
Tom H. McCasland, III	Energy	Investments	Entrepreneurship/Small Business
David E. Rainbolt	Accounting/Finance	Government Affairs	Corporate Governance
Robin Roberson	Entrepreneurship/Small Business	Technology	Public Relations/Marketing
Darryl W. Schmidt	Accounting/Finance	Agriculture	Corporate Governance
Natalie Shirley	Education	Law	Government Affairs
Michael K. Wallace	Entrepreneurship/Small Business	Public Relations/Marketing	Real Estate
Gregory G. Wedel	Accounting/Finance	Investments	Real Estate
G. Rainey Williams, Jr.	Investments	Law	Real Estate

Board Diversity

The diversity of the Company’s Board of Directors exceeds the Diversity Objective as stated in the Corporate Governance Requirements of the NASDAQ Listing Rules.

Although the Company has not adopted a formal policy, a Board consisting of individuals with diverse backgrounds ensures broader representation and deeper commitment to the Company’s employees and communities. Currently, 33% of our Board nominees are diverse from a gender, race or ethnic perspective. For additional information regarding the composition of our Board nominees, including diversity, see the Board Diversity Matrix below. The board is committed to ensuring that it remains composed of directors who are equipped to oversee the success of the Company, striving to maintain an appropriate balance of diversity, skills, and tenure in its composition, and intends to increase its gender diversity over the next few years. Principally, this will occur through a reduction in the size of the Board due to normal retirements.

Board Diversity Matrix
Total Number of Director Nominees	18
	Female	Male
Part I: Gender Identity
Directors	3	15
Part II: Demographic Background
African American or Black	1	0
White	2	12
Alaskan Native or Native American	0	2
Hispanic or Latinx	0	1

Board Assessment Process

The Company’s Board developed and completed an assessment process in early 2022 that was led by the Board Issues Committee. The objectives of the assessment were to:

•
Consider board composition, including skills and diversity
•
Consider board committee structure, rotation and leadership
•
Assess the board’s satisfaction with oversight of strategy, governance, risk and financial performance
•
Improve meeting and information processes
•
Conduct individual director self-assessments of performance
•
Consider how to assist the directors to be more effective

The assessment process was based on a written survey including both whole board and director self-evaluations that was completed by all of the directors. The Board Issues Committee reviewed the results of the survey and comments received, and reported the results to the full Board in its February 2022 meeting. The Board Issues Committee then considered the survey results, including the director self-evaluations, in making its recommendation to the Independent Directors Committee for the director candidates to be considered for nomination for election.

Directors of BancFirst Corporation

The following information about each nominee for director to our Board, includes their business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Independent Directors’ Committee and our Board to determine that each individual should serve as one of our directors. The following information is current as of March 31, 2023:

Name (Age)	Business Experience During Past 5 Years and Other Information

Dennis L. Brand (75)

Mr. Brand became Chairman of the Executive Committee in May 2017. Mr. Brand has been a Vice Chairman of the Company since 2013. Prior to that, he was Senior Executive Vice President of the Company starting in 2005. He was President and Chief Executive Officer of BancFirst from 2005 to 2017. He was Executive Vice President and Chief Operating Officer of the Company from October 2003 to December 2004. From 1999 to 2003 he was Executive Vice President of Community Banking at BancFirst. He was a Regional Executive and President of BancFirst Shawnee from 1992 to 1999.

Mr. Brand’s executive experience in the banking industry specifically in lending and operations, along with his knowledge and awareness of the communities we serve, make him well qualified to serve as a board director.

F. Ford Drummond (60)

Mr. Drummond is currently the Owner/Operator of Drummond Ranch in Pawhuska, Oklahoma. He served as General Counsel for BMI-Health Plans from 1998 to 2008. He has served on the Board of Trustees for Allianz Funds in New York since 2005. He was also a member of the Oklahoma Water Resources Board, an Oklahoma state government regulatory board, from 2006 to 2017. In addition, he was a director of The Cleveland Bank in Cleveland, Oklahoma, from 1998 to 2012.

Mr. Drummond’s business experience, together with his experience serving as a bank director and his knowledge and awareness of the communities we serve, make him well qualified to serve as a board director.

Joseph Ford (45)

Mr. Ford has served as the President of Shawnee Milling Company, a family-owned milling company, since 2016. He was the Vice President of Operations of Shawnee Milling Company from 2005 to 2009, and then was the Senior Vice President of Operations from 2009 to 2016. From 2000 to 2003, Mr. Ford was an Information Consultant for Accenture Information Technology Consulting. He is also involved in a broad array of civic and community affairs.

Mr. Ford’s business and management experience and his knowledge and awareness of the communities we serve, makes him well qualified to serve as a board director.

Joe R. Goyne (77)

Mr. Goyne is currently the Chairman of Pegasus in Dallas, Texas. Mr. Goyne has worked in the banking industry for over fifty years and has served on several boards throughout his career.

Mr. Goyne’s executive management experience in banking, along with his knowledge and awareness of the Dallas market, make him well qualified to serve as a board director.

David R. Harlow (60)

Mr. Harlow became Chief Executive Officer of BancFirst Corporation in May 2017. Mr. Harlow joined the Company in 1999 as Executive Vice President and Manager of Commercial Banking for BancFirst Oklahoma City. He was President of BancFirst Oklahoma City from 2003 to 2017 and has been a Regional Executive since 2004. He has also been a director of BancFirst since 2014.

Mr. Harlow’s banking experience, knowledge of the Oklahoma City market and the markets we serve make him well qualified to serve as a board director.

William O. Johnstone (75)

Mr. Johnstone is self-employed in the investment and management of personal financial holdings. Mr. Johnstone was the Chief Executive Officer of Council Oak Partners, LLC, a subsidiary of the Company from 1996 to 2022. He was also the Chief Executive Officer of Council Oak Investment Corporation and Council Oak Real Estate, Inc., both of which were subsidiaries of BancFirst, from 1996 to 2022. He has been a Vice Chairman of the Company since 1996. From 1996 to 2001, he served as Chairman and Chief Executive Officer of C-Teq, Inc., a company that provided data processing services to financial institutions. From 1985 until 1996, Mr. Johnstone served as President and Chairman of the Board of City Bankshares, Inc. and its subsidiary, City Bank, Oklahoma City, Oklahoma.

Mr. Johnstone’s banking and investment experience specifically in private equity and commercial banking make him well qualified to serve as a board director.

Mautra Staley Jones (44)

Dr. Jones is the President of Oklahoma City Community College. She has spent the last two decades in education and nonprofit administration. Additionally, she has provided oversight to various state agencies and civic organizations through board service.

Dr. Jones's extensive experience in education and nonprofit sectors as an administrator along with her work in advancement, business development, resource procurement, marketing, public relations and external affairs qualify her to serve as a board director.

Bill G. Lance (58)

Mr. Lance is the Secretary of State for the Chickasaw Nation. Mr. Lance was the Secretary of Commerce for the Chickasaw Nation from 2009-2022 and was responsible for the management of all commercial business enterprises of the Chickasaw Nation.

Mr. Lance’s executive management experience, his public service, and his extensive civic involvement make him well qualified to serve as a board director.

Dave R. Lopez (71)

Mr. Lopez served as Secretary of State of the State of Oklahoma from March 2017 to March 2018. Prior to that he was an independent executive consultant. Mr. Lopez served as the Interim Superintendent of Oklahoma City Public Schools from 2013 to 2014. Mr. Lopez served as the Secretary of Commerce and Tourism for the State of Oklahoma from 2012 to 2013 and also as the Executive Director of the Oklahoma Department of Commerce from 2011 to 2012. He was the President of American Fidelity Foundation, a private foundation, from 2006 to 2011. Mr. Lopez was President of Downtown Oklahoma City, Inc., a non-profit organization, from 2004 to September 2006. In 2003, he was Vice President of Development for the Oklahoma Arts Institute. From 1979 to 2001, Mr. Lopez held various officer positions with SBC Communications, Inc. (now AT&T Inc.), a publicly held telecommunications company, including as President of SBC’s Oklahoma and Texas operations. He is a National Association of Corporate Directors (NACD) Board Leadership Fellow. NACD Fellowship is a comprehensive and continuous study program for directors.

Mr. Lopez’s executive management experience, his public service, and his extensive civic involvement make him well qualified to serve as a board director.

William Scott Martin (73)

Mr. Martin was a principal shareholder and Chairman of the Board of both First Wagoner Corporation and First Chandler Corp., until their merger into BancFirst Corporation in January 2018. He is currently a director of First Bank of Burkburnett, Texas, and a director of First Chandler USA, Inc. and its subsidiary National American Insurance Company.

Mr. Martin’s executive management experience in banking, along with his knowledge and awareness of the communities we serve, make him well qualified to serve as a board director.

Tom H. McCasland, III (64)

Mr. McCasland has been President of Mack Energy Co., a privately-owned exploration and production company, since 1996 and was a community director of BancFirst Duncan from 1998 to 2015. Mr. McCasland has been a director of Investors Trust Company, an Oklahoma-chartered trust company, since 1984. He previously served on the Board of Directors of Cache Road National Bank of Lawton, Oklahoma, and Charter National Bank of Oklahoma City, Oklahoma.

Mr. McCasland’s extensive business and management experience in the oil and gas industry, together with his experience as a bank director and his knowledge and awareness of the communities we serve, make him well qualified to serve as a board director.

David E. Rainbolt (67)

Mr. Rainbolt became Executive Chairman of both BancFirst Corporation and BancFirst in May of 2017. He was elected Chairman of the Board of BancFirst Corporation in March 2017 and has served as Chairman of BancFirst since 2005. He was President and Chief Executive Officer of the Company from January 1992 to May 2017 and was Executive Vice President and Chief Financial Officer of the Company from July 1984 to December 1991. He currently serves on the board of OGE Energy Corp., a public company engaged in the energy delivery business.

Mr. Rainbolt’s executive management experience in banking, and specifically in bank acquisitions and corporate finance, along with his knowledge and awareness of the communities we serve, make him well qualified to serve as a board director.

Robin Roberson (51)

Ms. Roberson is the Senior Vice President of Platform Partnerships for Eberl Claims Service, a nationwide leader of daily and catastrophic claims services. Previously, she was Managing Director, North America for Claim Central Consolidated. From 2009 to 2019, she was the Chief Executive Officer and co-founder of WeGoLook, an international on-demand field services company, and was its Vice Chairman of the Board from 2019 to 2020. Ms. Roberson has also served on the board of several nonprofit and professional organizations and has won multiple awards highlighting her commitment to customers, business organizations and her community.

Ms. Roberson’s extensive business and management experience make her well qualified to serve as a board director.

Darryl W. Schmidt (60)

Mr. Schmidt was appointed Chief Executive Officer of BancFirst in May of 2017. Mr. Schmidt was Chief Credit Officer of the Company from 2002 to 2015. Beginning in 2007 he served in a dual role as Chief Credit Officer and Director of Community Banking until late 2015, at which time these roles were again separated. He has been a director of BancFirst since 2003.

Mr. Schmidt’s banking experience and knowledge of the markets we serve throughout Oklahoma make him well qualified to serve as a board director.

Natalie Shirley (65)

Ms. Shirley is currently the Vice Chairman of the University of Oklahoma's Board of Regents. She served as President and Chief Executive Officer of the National Cowboy and Western Heritage Museum from January 2018 to October 2022. From 2011 to 2017 she was President of Oklahoma State University - Oklahoma City (OSU-OKC). From 2015 through 2017, Ms. Shirley served as Secretary of Education and Workforce Development for the State of Oklahoma. She served in Governor Brad Henry’s Cabinet as Oklahoma’s Secretary of Commerce and Tourism from 2007 to 2011. In this position, she was the liaison between the Governor, five major state agencies and more than 30 smaller agencies, authorities and institutions. During this time, Ms. Shirley also served as the Executive Director of the Department of Commerce, the state’s leading economic development agency.

Ms. Shirley’s extensive business and management experience, along with her understanding of the state we serve, make her well qualified to serve as a director.

Michael K. Wallace (69)

Mr. Wallace has been the President and owner of Wallace Properties, Inc. and Mike Wallace Homes, Inc., privately-owned real estate development and homebuilding companies, since 1994. Mr. Wallace has also served on the community board of the BancFirst Jenks branch since 1999.

Mr. Wallace’s extensive business and management experience, together with his knowledge and awareness of the communities we serve, makes him well qualified to serve as a board director.

Gregory G. Wedel (62)

Mr. Wedel has been managing partner of Wedel Rahill & Associates, CPAs, PLC since 1984. He started his career in public accounting with Peat Marwick (now KPMG). Mr. Wedel is a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants. He previously served on the Board of Directors and credit committee of Kirkpatrick Bank, Oklahoma City, from 2000 to 2014. He also serves on the boards of a number of regional, privately-owned companies.

Mr. Wedel’s extensive business and management experience, together with his accounting knowledge, makes him well qualified to serve as a board director.

G. Rainey Williams, Jr. (62)

Mr. Williams has been President of Marco Holding Corporation, a private investment partnership, and its predecessors, since 1988. He is a member of BancFirst’s Senior Trust Committee and was an advisory director from 2000 to 2003. Mr. Williams was a director of American Trailer Works, a privately-held manufacturer of utility and cargo trailers, until its sale in 2016. He is a past Chairman of the Board of Trustees of the YMCA Retirement Fund and serves on the boards of several other not-for-profit entities and other privately-owned for-profit companies.

Mr. Williams’ extensive business and investment experience, together with his experience serving as a director and his knowledge of private equity investments, make him well qualified to serve as a board director.

Advisory Director. In addition to the nominees for director to our Board listed above, Greg G. Morse CEO of Worthington Bank serves as an advisory director. Mr. Morse does not receive any compensation in connection with his role as an advisory director.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board of Directors consists of 20 members. The Company also has one advisory director who does not vote. The Company has the following standing committees: (1) Executive Committee, (2) Audit Committee, (3) Compensation Committee, (4) Independent Directors’ Committee, (5) Board Issues Committee, and (6) Sustainability Committee. The committee membership and meetings during the last fiscal year and the function of each of the standing committees are described below. During fiscal 2022, the Board held 12 meetings. Each current director attended at least 75% of all Board and applicable standing committee meetings. Directors are encouraged to attend the annual meetings of the Company’s shareholders. All then-current directors, with the exception of F. Ford Drummond, William O. Johnstone, Mautra Staley Jones, Frank Keating, Bill G. Lance and Natalie Shirley, attended the previous annual meeting of shareholders.

Name of Board Committee
Name of Director	Executive	Audit	Compensation	Independent Directors	Board Issues	Sustainability
Dennis L. Brand	Chairman
F. Ford Drummond			Member	Member
Joseph Ford		Member	Member	Member
Joe R. Goyne
David R. Harlow	Member					Member
William O. Johnstone
Mautra Staley Jones				Member
Frank Keating				Member
Bill G. Lance		Member		Member
Dave R. Lopez				Member
William Scott Martin		Member		Member
Tom H. McCasland, III				Member
David E. Rainbolt	Member				Member
H. E. Rainbolt	Member				Member
Robin Roberson				Member		Member
Darryl W. Schmidt	Member
Natalie Shirley				Member
Michael K. Wallace				Member
Gregory G. Wedel		Chairman		Member
G. Rainey Williams, Jr.			Chairman	Chairman	Chairman

Meetings in fiscal 2022	14	12	1	1	1	11

Board Leadership Structure and Risk Oversight

The Company’s senior leadership is shared between two positions — the Chief Executive Officer and the Executive Chairman of the Board. Separating these positions allows the Company’s Chief Executive Officer to focus on the Company’s day-to-day business, while allowing the Executive Chairman of the Board to lead the Company’s Board in its fundamental role of oversight of management. The Company believes that, generally, the separated role of Executive Chairman and Chief Executive Officer provides an appropriate balance between leadership and independent oversight. However, the Company’s bylaws do not require separation of the offices of Executive Chairman and Chief Executive Officer, and the Board believes this determination should be made in the Company’s best interests based on the circumstances at the time.

In deciding which board leadership structure it believes will provide the most effective leadership and board oversight for the Company, the Board considers a range of factors. The factors include but are not limited to: the Company’s operating and financial performance under the existing board leadership structure; recent or anticipated changes in the CEO role; and the effectiveness of current processes and structures for Board interaction with and oversight of management. The Board will continue to exercise its judgment periodically to determine the board leadership structure that it believes will provide appropriate leadership, direction and oversight, while facilitating the effective functioning of both the Board and management.

The Board is charged with general oversight of the management of the Company’s risks. The Board considers risks, as appropriate, among other factors in reviewing the Company’s strategy, business plan, budgets and major transactions. Each of the Board’s committees assists the Board in overseeing the management of the Company’s risks within the areas delegated to the committee. In particular, the

Executive Committee assists the Board by reviewing reports from management on at least an annual basis on the risks facing the Company, management’s actions to address those risks and the Company’s risk management processes. Following its reviews of the reports, the Executive Committee reports the results of its reviews to the full Board. The Audit Committee assists the Board with oversight of operational and compliance risk by reviewing internal audit reports from the Company’s Chief Internal Auditor. The Compensation Committee oversees risks related to the Company’s compensation programs and policies and meets at least annually with the Executive Chairman to discuss such risks. The BancFirst Senior Loan Committee is responsible for the oversight of credit risk of BancFirst, on which it reports monthly to the Board. The BancFirst Risk Oversight Committee assists the Board and BancFirst executive management with the oversight of risks other than credit risk.

Board Committees

Executive Committee

The Executive Committee has the authority to exercise all the powers of the full Board during the intervals between Board meetings, except the power to amend the Bylaws and those powers specifically delegated to other committees of the Board. Members of the Executive Committee in 2022 were directors Dennis L. Brand (Chairman), David R. Harlow, David E. Rainbolt, H.E. Rainbolt and Darryl W. Schmidt, and Officers James R. Daniel, Roy C. Ferguson and K. Gordon Greer.

Audit Committee

The Audit Committee of the Company also serves as the Audit Committee of BancFirst. The Audit Committee is responsible for conducting an annual examination of the Company and for ensuring that adequate internal controls and procedures are maintained. An independent registered public accounting firm is engaged to conduct the annual examination and the Audit Committee meets with the independent registered public accounting firm to discuss the scope and results of the examination. The Chief Internal Auditor and the Executive Vice President of Asset Quality report to the Audit Committee, and the Chief Risk Officer meets with the Audit Committee representing management.

Members of the Audit Committee in 2022 were Joseph Ford, Bill G. Lance, William Scott Martin and Gregory G. Wedel (Chairman). The Board has determined that each such member of the Audit Committee was independent pursuant to applicable NASDAQ and SEC rules. The Board also determined that Mr. Wedel is an audit committee financial expert as defined by applicable SEC rules. The Board also determined that Mr. Martin is a banking industry expert. The Audit Committee has a written charter. The charter is available on the Company’s website under Investor Relations. A free printed copy is available to any shareholder who requests it from the Secretary at the address on the cover of this Proxy Statement. The report of the Audit Committee is included herein under the heading “Audit Committee Report”.

Compensation Committee

The Compensation Committee of the Company determines the compensation of the Chief Executive Officers of BancFirst Corporation and BancFirst, and reviews and approves the compensation of the other executive officers of the Company. During 2022, the Compensation Committee was composed of F. Ford Drummond, Joseph Ford and G. Rainey Williams, Jr. (Chairman), each of whom has been determined by the Board to be independent directors under applicable NASDAQ and SEC standards. The report of the Compensation Committee is included herein under the heading “Compensation Committee Report”. The Compensation Committee has a written charter. The charter is available on the Company’s website under Investor Relations. A free printed copy is available to any shareholder who requests it from the Secretary at the address on the cover of this Proxy Statement.

Independent Directors’ Committee

The Independent Directors’ Committee meets at least annually in executive session to discuss significant matters and review the actions of management of the Company, and serves as the Board’s nominating committee. The Independent Directors’ Committee consists of those directors who meet the applicable NASDAQ and SEC independence requirements, which during 2022 were C. L. Craig, Jr., F. Ford Drummond, Joseph Ford, Mautra Staley Jones, Frank Keating, Bill G. Lance, Dave R. Lopez, William Scott Martin, Tom H. McCasland, III, Robin Roberson, Natalie Shirley, Michael K. Wallace, Gregory G. Wedel and G. Rainey Williams, Jr. The Independent Directors’ Committee has a written charter. The charter is available on the Company’s website under Investor Relations. A free printed copy is available to any shareholder who requests it from the Secretary at the address on the cover of this Proxy Statement.

Executive sessions of the Independent Directors Committee are held at least once a year. The sessions are scheduled and chaired by the lead independent director, who in 2022 was G. Rainey Williams, Jr. Any independent director may request that an additional executive session be scheduled.

Board Issues Committee

The Board Issues Committee considers matters regarding membership, processes, education, and compensation of the Board itself. The Board Issues Committee makes recommendations regarding these matters to the Independent Directors Committee and the full Board for approval. During 2022 the members of the Board Issues Committee were David E. Rainbolt, H.E. Rainbolt and G. Rainey Williams, Jr. (Chairman). The Board Issues Committee has a charter, and a copy is available to any shareholder who requests it from the Secretary at the address on the cover of this Proxy Statement. The Board Issues Committee meets at least annually but may meet more frequently as its members consider necessary. It met once in 2022.

Sustainability Committee

The Sustainability Committee was organized in 2022 to assist the Board and executive management with developing a strategy for enhancing sustainability and incorporating environment, social and governance factors into the Company's business processes. The members of the Sustainability Committee are directors David R. Harlow and Robin Roberson, and officers Randy Foraker (Chairman), Kelly Foster, Kevin Lawrence, and Dara Wanzer. The Sustainability Committee reports to the Executive Committee, which in turn reports to the Board of Directors. A copy of the Company’s Sustainability Report can be viewed under the Investor Relations link found on the Company’s website at www.bancfirst.bank.

In addition to the foregoing standing committees of the Board, BancFirst, which is the Company's principal bank, has the following standing management committees:

Senior Loan Committee of BancFirst

The Senior Loan Committee of BancFirst is a management committee that assists the Board and executive management with the administration of corporate credit policies and procedures, and evaluates loans within its designated policy guidelines. The Senior Loan Committee generally meets weekly.

Asset/Liability Committee of BancFirst

The Asset/Liability Committee ("ALCO") of BancFirst is a management committee that administers BancFirst’s corporate investment and asset/liability management policies and procedures, and manages BancFirst’s liquidity, interest rate risk and market risk. The ALCO generally meets monthly.

Risk Oversight Committee of BancFirst

The Risk Oversight Committee of BancFirst is a management committee that assists the Board and executive management with administration of corporate policies and procedures, oversight of risks other than credit risk, and with other matters concerning the management of BancFirst’s business. The Risk Oversight Committee generally meets monthly.

Information Security Committee of BancFirst

The Information Security Committee of BancFirst is a Board committee that oversees management of the Information Security Program and cybersecurity risk. This committee was previously a management committee but was raised to a Board level committee in February 2022. The Information Security Committee generally meets quarterly.

Senior Trust Committee of BancFirst

The Senior Trust Committee of BancFirst is a Board committee that provides oversight of all trust-related functions and activities. The Senior Trust Committee generally meets quarterly.

Anti-Hedging Policy

The Company has an Anti-Hedging Policy for all directors, officers and employees. The policy prohibits any employee, officer or director from engaging in any transactions to hedge or offset any decrease in the market value of equity securities of the Company. In addition, all employees, officers and directors are prohibited from engaging in “short-swing” trading of securities issued by the Company by purchasing and selling, or selling and repurchasing such securities within a period of less than six months. The Company does not prohibit pledging of equity securities of the Company.

Corporate Code of Conduct

We have adopted a Code of Conduct that applies to all directors, officers and employees of the Company. The purpose of the Code of Conduct is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company’s financial books and records and the preparation of its financial statements. In addition, the Code of Conduct sets forth our corporate ethics based on a set of core values by which we operate our Company and conduct our daily business with our customers, vendors and shareholders and with our fellow employees. Anti-bribery provisions are embodied in our Code of Conduct, which prohibit all directors, officers and employees from authorizing or making any improper payment for any form of bribery, payoff, illegal contribution, or other payments of a questionable nature to individuals, businesses or government entities. The Code of Conduct also includes information for EthicsPoint, a comprehensive, anonymous Internet and telephone based reporting tool that assists management and employees to work together to address fraud, inappropriate conduct, harassment, discrimination, or other matters in the workplace. All EthicsPoint reports are reviewed, investigated, and addressed, as applicable, by the Company’s Director of Human Resources, Chief Executive Officer, Executive Chairman, Chief Internal Auditor, and Chair of the Audit Committee of the Board of Directors. Retaliation against any reporting person, including whistle-blowers, is explicitly prohibited. Copies of the Code of Conduct may be requested from the Secretary at the address on the cover of this proxy statement. A copy of our Code of Conduct can be viewed under the Investor Relations link found on the Company’s website at www.bancfirst.bank.

Shareholder Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board in writing by regular mail. The following address may be used by those who wish to send such communications:

Board of Directors

c/o Secretary

BancFirst Corporation

100 N. Broadway Ave.

Oklahoma City, Oklahoma 73102

Such communication should be clearly marked “Shareholder-Board Communication.” The communication must indicate whether it is meant to be distributed to the entire Board or to specific members of the Board, and must state the number of shares beneficially owned by the shareholder making the communication. The Secretary has the authority to disregard any inappropriate communications. If deemed an appropriate communication, the Secretary will submit the correspondence to the Executive Chairman of the Board or to any specific director to whom the correspondence is directed.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board evaluates and recommends to the Board the compensation of the Chief Executive Officers of BancFirst Corporation and BancFirst, considering any performance factors, market compensation information, and management recommendations that it deems appropriate. The Compensation Committee also reviews and approves the compensation of the other executive officers of the Company. In connection with these duties, the Compensation Committee meets at least annually with the Executive Chairman to discuss, review, and evaluate the relationship between our risk management policies and practices and executive compensation arrangements. This meeting includes a review of the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements and our various policies and practices that mitigate these risks. Within this framework, a variety of topics are discussed, including the parameters of acceptable and excessive risk taking (recognizing that some risk taking is an inherent part of operating any business) and the general business goals and concerns of the Company, including the need to attract, retain, and motivate qualified executives and other personnel.

The Compensation Committee believes that our overall compensation practices for our executive officers, which include the following elements, limit the ability of executive officers to benefit from taking unnecessary or excessive risks:

• executive compensation that is heavily weighted toward fixed salaries;

• maximum payouts that limit the aggregate payout potential of cash incentive compensation;

• a strong alignment of risk management goals and incentive pay;

• balance between short-term and long-term incentive compensation opportunities; and

• the Company’s historical emphasis on character and integrity at all levels of the organization.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement under the heading “Executive Compensation”. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10−K for the year ended December 31, 2022.

Submitted by the Compensation Committee of the Board of Directors:

G. Rainey Williams, Jr. (Chairman)

F. Ford Drummond

Joseph Ford

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Drummond, Ford and Williams currently serve on the Compensation Committee. None of these individuals is or has been an officer or associate of the Company, or had any relationship with the Company required to be disclosed under “Transactions with Related Persons.” No executive officer of the Company is, or was during 2022, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2022 an executive officer serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

The following report is for the Audit Committee’s activities regarding oversight of the Company’s financial reporting and auditing process for fiscal year 2022.

Members of the Audit Committee in 2022 were Joseph Ford, Bill G. Lance, William Scott Martin and Gregory G. Wedel (Chairman). All of the Audit Committee members are “independent directors” as defined in the Marketplace Rules of The NASDAQ Global Market. Mr. Wedel has been designated as the audit committee financial expert by the Board. The Board has adopted an Audit Committee Charter, a copy of which is available on the Company’s website under Investor Relations. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

The Audit Committee is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the auditor, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of the Company’s internal auditors and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls. Management’s and the independent registered public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm. In addition, the Audit Committee generally oversees the Company’s internal compliance programs.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the independent registered public accounting firm represented that its presentations to the Audit Committee included the matters required to be discussed with the independent registered public accounting firm by the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Company’s independent registered public accounting firm also provided the Audit Committee with the formal written statement and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

Following the Audit Committee’s discussions with management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Submitted by the Audit Committee of the Board of Directors:

Gregory G. Wedel (Chairman)

Joseph Ford

Bill G. Lance

William Scott Martin

TRANSACTIONS WITH RELATED PERSONS

BancFirst, Pegasus and Worthington have made loans in the ordinary course of business to certain directors and executive officers of the Company and to certain affiliates of these directors and executive officers. None of these loans outstanding are classified as nonaccrual, past due, restructured or potential problem loans. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans made to persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.

The Company has adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the Board of Directors of BancFirst. All other transactions involving the Company in which a director or executive officer or immediate family member may have a direct or indirect material interest are required to be approved by the Audit Committee.

A son of David E. Rainbolt, Executive Chairman, is employed by the Company’s commercial property and casualty insurance agency subsidiary as a licensed agent. His total compensation for 2022, which is based on a standard commission schedule, was $486,758. Since it is solely commission-based, this compensation will vary from year to year.

EXECUTIVE OFFICERS

Information with respect to our executive officers (including certain executive officers of BancFirst, our subsidiary bank) as of March 31, 2023 is set forth below. Each officer serves a term of office of one year or until the election and qualification of his or her successor.

Name	Age	Executive Officer Since	Position
David E. Rainbolt	67	1984	Executive Chairman; BancFirst Corporation and BancFirst
David R. Harlow	60	1999	President and Chief Executive Officer, BancFirst Corporation
Darryl W. Schmidt	60	2002	President and Chief Executive Officer, BancFirst
Dennis L. Brand	75	1992	Vice Chairman
Scott Copeland	58	1992	Executive Vice President and Head of Operations, BancFirst
Roy C. Ferguson	76	1992	Executive Vice President and Chief Credit Officer, BancFirst
Randy Foraker	67	1987	Executive Vice President, Chief Risk Officer and Secretary
Kelly Foster	54	1998	Executive Vice President and Chief Compliance Officer, BancFirst
D. Jay Hannah	67	1984	Executive Vice President of Financial Services, BancFirst
Kevin Lawrence	44	2013	Executive Vice President, Chief Financial Officer and Treasurer
Dara Wanzer	51	2017	Executive Vice President of Human Resources, BancFirst

Management Succession

Annually, the Human Resources Director and the Chief Executive Officer prepare a company-wide management succession plan, developed by input from Presidents and Regional Executives. The Executive Committee reviews succession plans for all key positions, including the Chief Executive Officers, on an annual basis. As part of this evaluation, the company reviews development plans for current and prospective senior level managers and other high potential employees.

Following the Human Resources Director’s presentation to the Executive Committee, the Executive Chairman discusses management succession with the Board. These discussions include an evaluation of critical or vulnerable positions, in particular for key executive positions.

EXECUTIVE COMPENSATION

Throughout this section, unless the context indicates otherwise, when we use the terms “we,” “our” or “us,” we are referring to BancFirst Corporation and its subsidiaries, BancFirst, Pegasus and Worthington.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation for the named executive officers in the Summary Compensation Table and for our executive officers generally. SEC regulations require us to include our Chief Executive Officer, David R. Harlow (CEO), and our Chief Financial Officer, Kevin Lawrence (CFO), as named executive officers. In addition, these regulations require us to include the three most highly compensated executive officers in 2022 other than the CEO and CFO. In addition to Messrs. Harlow and Lawrence, our named executive officers are Darryl W. Schmidt, the CEO of BancFirst, David E. Rainbolt, our Executive Chairman, and Scott Copeland, the COO of BancFirst.

Objectives of our Compensation Program

Overview

Our primary mission is to create long-term value for our shareholders consistent with our commitment to maintain the safety and soundness of the Company, BancFirst, Pegasus and Worthington. To accomplish this, we believe that we must provide competitive salaries and appropriate incentives to achieve long-term shareholder return. Our executive compensation practices are designed to achieve four primary objectives:

• attract and retain qualified executives who will lead us and inspire superior performance;

• provide incentives for achievement of corporate goals and individual performance;

• provide incentives for achievement of long-term shareholder return; and

• align the interests of management and employees with those of the shareholders to encourage continuing increases in shareholder value.

Our goal is to effectively balance base salaries with short-term incentive compensation that is performance-based, and long-term compensation awards that are commensurate with an officer’s individual management responsibilities and potential for future contribution to corporate objectives. The portion of total compensation that is based on corporate performance and long-term shareholder return increases as an executive’s responsibilities increase.

The Compensation Committee of our Board is responsible for reviewing and recommending to the full Board of Directors for approval, our overall compensation and benefit programs in consultation with David E. Rainbolt, our Executive Chairman, and for determining the compensation of David R. Harlow, the Chief Executive Officer of BancFirst Corporation, and Darryl W. Schmidt, the Chief Executive Officer of BancFirst. The Executive Chairman makes recommendations to the committee concerning his own compensation, but the Executive Chairman does not participate in the deliberations or decisions of the Compensation Committee concerning his compensation. Messrs. Harlow or Schmidt determines the compensation, including salary, performance-based incentive pay and other awards, for other executive officers, subject to the review of the Compensation Committee. The Compensation Committee currently consists of three directors, F. Ford Drummond, Joseph Ford and G. Rainey Williams, Jr. (Chairman), all of whom are independent under applicable NASDAQ and SEC standards.

Our Compensation Committee relies on various factors when reviewing and evaluating our executive compensation policies, the performance of our named executive officers and the establishment of appropriate compensation levels and programs for such officers. These factors include an executive’s individual performance and contributions to our strategic objectives, recommendations from the Executive Chairman, internal pay equity and the results of our 2020 “say-on-pay” vote, in which the advisory vote on our executive compensation program was approved with approximately 95% of the votes cast in favor of the resolution. The Compensation Committee also considers the performance of the management team as a group, the Executive Chairman’s assessment of other executives’ individual performance and the Executive Chairman’s compensation recommendations with respect to the other executive officers as part of its process. The Compensation Committee considered all of these factors, including the 2020 “say-on-pay” vote result, as it evaluated whether any changes to our executive compensation program were warranted and it determined that no changes were warranted at that time.

Executive Participation in Committee Discussions

The executive officers who participate in the Compensation Committee’s compensation-setting process are the Executive Chairman and the Executive Vice President for Human Resources. Executive participation is meant to provide the Compensation Committee with input regarding our compensation philosophy, process and decisions. In addition to providing factual information such as Company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future awards, and otherwise supply information to assist the Compensation Committee. The Executive Chairman also provides information about individual performance assessments for executive officers, and expresses to the Compensation Committee his view on the appropriate levels of compensation for such executive officers for the ensuing year. Additionally, the Executive Chairman discusses and reviews the alignment between our risk management policies and practices and all of our employee incentive compensation arrangements, identifying and making efforts to limit any features in such compensation arrangements that might lead to employees taking unnecessary or excessive risks that could threaten our value.

These two executives participate in Compensation Committee discussions purely in an informational and advisory capacity, but have no vote in the committee’s decision-making process. No executive officer other than the Executive Chairman and Executive Vice President for Human Resources attends those portions of the Compensation Committee meetings during which the performance of the executive officers is evaluated or their compensation is being determined.

Executive Compensation Program

Our compensation structure primarily consists of the following components:

• base salary;

• performance-based incentive pay, which includes both profitability and risk management measurements;

• long-term award(s)—including stock option grants, supplemental executive retirement agreements and survivor benefit agreements; and

• benefits available to all employees, including a 401(k) plan and an employee stock ownership plan.

We consider market practices to achieve an overall compensation program that aims to provide a total compensation package for our executive officers that is generally competitive with the compensation paid to similarly situated executive and senior officers of comparable-sized financial institutions. We review the market practices by speaking to recruitment agencies and reviewing the data on financial institutions of similar size, growth potential and market area as reported in publicly available documents, such as proxy statements. We do not currently have a policy to recapture performance-based incentive pay or other compensation in the event that the metrics used to determine the compensation are later restated.

Base Salary

One of the objectives of our compensation program is to establish base salaries for executive officers that are competitive to those of comparable companies in our industry and our local market place. We believe that base salaries should be competitive to attract and retain talented senior management. We consult various sources to identify adequate and competitive base salary levels, including industry surveys, feedback from recruiters and information contained in publicly available documents. The base salary levels for David R. Harlow, the Chief Executive Officer of BancFirst Corporation, and Darryl W. Schmidt, the Chief Executive Officer of BancFirst (together, the “CEOs”), are established annually by the Executive Chairman and submitted to the Compensation Committee for evaluation and recommendation to the full Board for approval. The Compensation Committee’s evaluation of the CEOs’ base salaries was based on the factors above, including the current financial performance of BancFirst as measured by earnings, asset growth, and overall financial soundness. Base salary for the other executive officers is established by Messrs. Harlow or Schmidt, and is submitted for review by the Compensation Committee. In setting base salaries, Messrs. Harlow or Schmidt consider the seniority and level of responsibility of each executive officer, taking into account competitive market compensation paid by other companies as described above. Salaries for executive officers are reviewed on an annual basis as well as at the time of a promotion or other change in level of responsibilities. Increases in base salary are based on the evaluation of factors such as the individual’s level of responsibility, performance and level of compensation. The salaries paid during fiscal year 2022 to our named executive officers are shown in the Summary Compensation Table.

Annual Performance-Based Incentive Pay

We believe that the payment of performance-based incentive compensation based on business and personal goals is important to focus our executive officers on the achievement of short-term corporate goals. Accordingly, all of our executive officers are eligible to receive an annual cash amount based on our performance-based incentive program. The performance-based incentive program is designed to reward our executive officers for the attainment of short-term business and/or personal performance goals that are established at the beginning of each fiscal year, and can be in amounts ranging from 10% to 25% of the executive officer’s base salary. Performance-based incentive compensation for the CEOs is recommended by our Executive Chairman, subject to review and approval by the Compensation Committee. Performance-based incentive compensation for our other executive officers is established by Messrs. Harlow or Schmidt, subject to review and approval by the Compensation Committee. Messrs. Harlow or Schmidt and the Compensation Committee use judgment and discretion taking into account the business and economic environment, our overall performance, budgetary considerations, each executive officer’s performance in relation to the goals set for him or her, competitive factors within the industry, and retention of key executives.

Annual incentive payments under the plan for a particular year with respect to executive officers who are in bank senior management are based on a combination of financial and individual performance criteria established before the beginning of the year. Such performance criteria generally will vary depending on the executive officer’s authority. Thus, for example, for those executive officers having authority or responsibility over the entire company, the performance criteria includes the attainment, on a Company-wide basis, of budgeted earnings, budgeted levels of classified assets, results of our internal operational audits and results of regulatory compliance audits. For executive officers having line authority over a particular group of branches, such as Regional Executives, the performance criteria includes the attainment of these same objectives, but only with respect to the particular branches over which the executive officer has responsibility. For executive officers having responsibility over various corporate administrative functions, annual incentive payments are based primarily on the attainment of individual performance objectives negotiated at the beginning of the year. Attainment of individual performance objectives is based on a subjective evaluation of each individual officer’s performance. An executive officer’s potential cash incentive payment depends upon two factors: (x) the executive’s position, which establishes a maximum cash incentive award as a percent of base salary and (y) the extent to which the performance criteria have been achieved, with the concurrence of Messrs. Harlow or Schmidt and the Compensation Committee. Whenever the specified performance criteria are not fully met, the Executive Chairman and the Compensation Committee determine the amount of incentive compensation paid, if any, based on their subjective evaluation of the extent to which the criteria were met and other factors. The Compensation Committee conducts an evaluation of the CEOs’ individual performances and determines the appropriate amount of performance-based incentive pay.

The payment of performance-based incentive compensation generally occurs in December of each year in respect of achievements of the fiscal year then ending. For 2022, each of the named executive officers was eligible for performance-based incentive compensation from 10% to 20% of the respective executive’s base salary. As discussed in detail below, each of the named executive officers received the maximum performance-based incentive compensation totaling 20% of his base salary.

Deferred Bonus Pool

In addition, each named executive officer is eligible to receive an amount equivalent to 5% of such officer’s salary contributed to a Deferred Bonus Pool, as determined by the Compensation Committee at the end of such year. The deferred bonus is eligible to be paid at the end of the third year subsequent to the year of deferral, and may be paid on the last payday of that year. The payment of each deferred bonus is based upon the following conditions having been met during the three year deferral period:

• No material financial statement restatements.

• No material error or omission in the company’s required disclosures filed with the SEC.

• No gross negligence, misconduct or illegal acts by the respective executive officers in performing their responsibilities.

The Compensation Committee shall determine whether the conditions for payment of the bonuses have been met.

Mr. Harlow

For 2022, Mr. Harlow was eligible for a bonus of up to 20% of his base salary, based upon budgeted pre-tax income and budgeted classified assets for BancFirst, and the results of the internal audits of BancFirst’s branches, all determined on a Company-wide basis. Each of these factors was weighted, as indicated in the following table:

Objectives for 2022	Maximum Percentage of Base Salary	2022 Goal	Actual 2022 Performance
Budgeted pre-tax income for BancFirst	9.00%	$136,972,000	$207,013,000
Budgeted classified assets for BancFirst	9.00%	(1)	(1)
Internal audit	2.00%	(2)	(2)

(1) Federal and state banking regulations prohibit us from disclosing information contained in regulatory agency examination reports, such as amounts of classified assets.

(2) Branches are assigned internal scores from 1 to 5, with 1 being the best, based on results of regulatory compliance audits as well as management’s subjective assessment of each branch’s performance in certain other categories, such as information technology, trust and insurance services. The goal is to receive an average score between 1 and 1.50. The maximum incentive compensation of 2% available for the internal audit metric was based on an average score of 1.38, calculated by dividing the total of the scores for all branches by the total number of bank branches.

The budgeted pretax income goal, budgeted classified assets goal and internal audit goal were fully attained. Accordingly, the Executive Chairman recommended that the Compensation Committee adopt his determination that Mr. Harlow be paid the maximum bonus amount for each goal, which resulted in Mr. Harlow receiving a total cash incentive bonus for 2022 equal to 20% of his base salary. In addition, Mr. Harlow received a 5% deferred bonus that is eligible to be paid in cash at the end of 2025.

Mr. Lawrence

For 2022, Mr. Lawrence was eligible for a bonus of up to 20% of his base salary. The 2022 performance objectives for Mr. Lawrence included overall financial performance, strategic and operational objectives in connection with Mr. Lawrence’s role throughout the year as Chief Financial Officer. Mr. Lawrence’s performance objectives for 2022 included the following:

• Ensuring the integrity and timeliness of financial and regulatory reporting;

• Continuing to monitor actual financial performance as compared to budget;

• Overseeing and monitoring our tax credit investments;

• Evaluating and appropriately managing finance and accounting organizational structure, systems, workflow and staffing requirements;

• Managing the budgeting and forecasting process;

• Overseeing our capital plan, including monitoring capital levels and recommending appropriate adjustments as needed; and

• Financial performance.

In reviewing Mr. Lawrence’s attainment of those objectives, Mr. Harlow made a subjective determination that Mr. Lawrence was generally successful in achieving the objectives set for him. Accordingly, Mr. Harlow recommended that the Compensation Committee adopt his determination that Mr. Lawrence be paid the maximum possible bonus, which resulted in Mr. Lawrence receiving a total cash incentive bonus for 2022 equal to 20% of his base salary. In addition, Mr. Lawrence received a 5% deferred bonus that is eligible to be paid in cash at the end of 2025.

Mr. Schmidt

For 2022, Mr. Schmidt was eligible for a bonus of up to 20% of his base salary, based upon budgeted pre-tax income and budgeted classified assets for BancFirst, and the results of the internal audits of the BancFirst’s branches, all determined on a Company-wide basis. Each of these factors was weighted, as indicated in the following table:

Objectives for 2022	Maximum Percentage of Base Salary	2022 Goal	Actual 2022 Performance
Budgeted pre-tax income for BancFirst	9.00%	$136,972,000	$207,013,000
Budgeted classified assets for BancFirst	9.00%	(1)	(1)
Internal audit	2.00%	(2)	(2)

(1) Federal and state banking regulations prohibit us from disclosing information contained in regulatory agency examination reports, such as amounts of classified assets.

(2) Branches are assigned internal scores from 1 to 5, with 1 being the best, based on results of regulatory compliance audits as well as management’s subjective assessment of each branch’s performance in certain other categories, such as information technology, trust and insurance services. The goal is to receive an average score between 1 and 1.50. The maximum incentive compensation of 2% available for the internal audit metric was based on an average score of 1.38, calculated by dividing the total of the scores for all branches by the total number of bank branches.

The budgeted pretax income goal, budgeted classified assets goal and internal audit goal were fully attained. Accordingly, the Executive Chairman recommended that the Compensation Committee adopt his determination that Mr. Schmidt be paid the maximum bonus amount for each goal, which resulted in Mr. Schmidt receiving a total cash incentive bonus for 2022 equal to 20% of his base salary. In addition, Mr. Schmidt received a 5% deferred bonus that is eligible to be paid in cash at the end of 2025.

Mr. Rainbolt

For 2022, Mr. Rainbolt was eligible for a bonus up to 20% of his base salary, based upon budgeted pre-tax income and budgeted classified assets for BancFirst, and the results of the internal audits of the BancFirst’s branches, all determined on a Company-wide basis. Each of these factors was weighted, as indicated in the following table:

Objectives for 2022	Maximum Percentage of Base Salary	2022 Goal	Actual 2022 Performance
Budgeted pre-tax income for BancFirst	9.00%	$136,972,000	$207,013,000
Budgeted classified assets for BancFirst	9.00%	(1)	(1)
Internal audit	2.00%	(2)	(2)

(1) Federal and state banking regulations prohibit us from disclosing information contained in regulatory agency examination reports, such as amounts of classified assets.

(2) Branches are assigned internal scores from 1 to 5, with 1 being the best, based on results of regulatory compliance audits as well as management’s subjective assessment of each branch’s performance in certain other categories, such as information technology, trust and insurance services. The goal is to receive an average score between 1 and 1.50. The maximum incentive compensation of 2% available for the internal audit metric was based on an average score of 1.38, calculated by dividing the total of the scores for all branches by the total number of bank branches.

The budgeted pretax income goal, budgeted classified assets goal and internal audit goal were fully attained. Accordingly, the Executive Chairman recommended that the Compensation Committee adopt his determination that he be paid the maximum bonus amount for each goal, which resulted in Mr. Rainbolt receiving a total cash incentive bonus for 2022 equal to 20% of his base salary. In addition, Mr. Rainbolt received a 5% deferred bonus that is eligible to be paid in cash at the end of 2025.

Mr. Copeland

For 2022, Mr. Copeland was eligible for a bonus up to 20% of his base salary. The 2022 performance objectives for Mr. Copeland included financial performance, strategic and operational objectives in connection with Mr. Copeland’s role throughout the year as Chief Operations Officer. Mr. Copeland’s performance objectives for 2022 included the following:

•
Evaluating and appropriately managing organizational structure, systems, workflow, and staffing requirements of Information Systems, Digital Delivery, Operational Compliance, Operational Support, Item Processing, and Treasury Services Sales and Support;
•
Overseeing and monitoring our core banking system’s facilities management and operations;
•
Monitoring actual financial performances as compared to budget for his areas of responsibility;
•
Planning for and overseeing multiple system conversions and upgrades; and
•
Negotiating and executing renewal of our core system processing contract.

In reviewing Mr. Copeland’s attainment of those objectives, Mr. Schmidt made a subjective determination that Mr. Copeland was generally successful in achieving the goals and objectives set for him. Accordingly, Mr. Schmidt recommended that the Compensation Committee adopt his determination that Mr. Copeland be paid the maximum possible bonus, which resulted in Mr. Copeland receiving a total cash incentive bonus for 2022 equal to 20% of his base salary. In addition, Mr. Copeland received a 5% deferred bonus that is eligible to be paid in cash at the end of 2025.

Long-Term Awards

Stock Option Grants

Executive officers receive equity compensation awards in the form of nonqualified incentive stock options under the Employee Plan. The stock options are designed to align the interests of the executive officers with the shareholders’ long-term interests by providing them with equity awards that generally are exercisable beginning four years from the date of grant at the rate of 25% per year for four years. Historically, the Company has not granted equity awards to the same degree as its peers; typically, option grants have been made either as an employment incentive in connection with the Company’s efforts to employ an executive officer, as a retention device or to focus executive officers on the achievement of long-term corporate goals. The Employee Plan was adopted by the Board in 1986 and has been amended several times since its adoption to increase the number of shares issuable under the plan and to extend the term of the plan, which currently extends to December 31, 2024. Subject to approval by shareholders, a RSU Plan will replace the Employee Plan. The RSU Plan is further described in Proposal 2. If the RSU Plan is approved, it is the intent of the Company to terminate the Employee Plan, and any stock options outstanding at that time will remain outstanding under their existing terms, until they are exercised or expire.

The Company does not have stock ownership guidelines for its directors or executive officers. Given the Executive Chairman’s significant existing stock ownership in the Company, he has recommended to the Compensation Committee that he not be granted any additional stock options. Awards granted to our other executive officers are recommended by our Executive Committee and ratified by the full Board.

All stock options granted under the Employee Plan are made at the market price at the time of the award. The Company has never granted stock options with an exercise price that is less than the closing price of the Company’s common stock as reported by NASDAQ on the grant date, nor has it granted stock options which were priced on a date other than the grant date. The Employee Plan provides that repricing of stock option is only done through cancellation and re-grant, with a limit of 300,000 shares in a 12 month period. No stock options granted under the plan were repriced during the previous 12 months. The long-term incentive award information for the Company’s named executive officers during fiscal year 2022 is included in “— Executive Compensation—Option Grants in Last Fiscal Year” and additional information on the option awards is shown in “—Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.”

Supplemental Executive Retirement Agreements

In 2007, the Company entered into supplemental retirement agreements with a number of the Company’s executive officers designated by the Executive Chairman. These agreements seek to encourage the executive officers who are parties to such agreements to remain employed with the Company. Under the terms of the agreements, which were approved by the Compensation Committee, the signatory executive officer will receive a specified annual benefit paid in monthly installments for a specified number of years, typically 10 years, after retirement at age 65. If the executive officer’s employment is terminated by the Company for cause or by reason of voluntary early retirement, the executive officer will not receive any benefits under the agreement. The agreements also provide for specified benefits (generally, the discounted present value of the income stream) in the event of a change-in-control or involuntary early retirement. For details regarding the terms and payments under the supplemental retirement agreements for Scott Copeland, David R. Harlow and Darryl

W. Schmidt, the only named executive officers receiving such a benefit, see “—Executive Compensation—Potential Payments on Termination or Change-in-Control.”

Survivor Benefit Agreements

The Company has also entered into survivor benefit agreements with a number of the Company’s executive officers designated by the Executive Chairman. In connection with these agreements, the Company purchased life insurance policies with respect to the relevant individuals. Under these agreements, the Company owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Upon the executive officer’s death while still employed with the Company, a beneficiary selected by the executive officer is entitled to a specified amount of the death benefit under the policy. The survivor benefit agreement and any benefit from it terminates upon the executive officer’s termination of employment for any reason, including retirement or disability. Scott Copeland, David R. Harlow and Darryl W. Schmidt are the only named executive officers who participated in this benefit. The value of the benefit is included as one of the components of compensation reported in “Summary Compensation Table – All Other Compensation.”

Benefits Available to All Employees

The Company maintains a 401(k) employee savings and retirement plan, as well as an employee stock ownership plan (“ESOP”), both of which are broad-based plans covering all full-time employees, including the Company’s executive officers, who have attained the age of 21 years and who have completed six months of employment during the year. The Company’s matching contribution to the 401(k) plan equals 50% of the first 6% of pay that is contributed by a participating employee to the plan. Benefits under the ESOP are based solely on the amount contributed by the Company, which is used to purchase the Company’s common stock. A participant’s allocation is the contribution percentage approved by the Board multiplied by the participant’s eligible compensation for that year. The total amount contributed by the Company to the ESOP for 2022 was $4,807,000, and the total amount contributed by the Company to the 401(k) plan for 2022 was $3,011,000. The contribution to the ESOP is based primarily on profits of the Company, but any contribution to the ESOP is within the sole discretion of the Board and there are no specific performance measures set forth in the ESOP. The Company’s contribution to these plans in 2022 is included as one of the components of compensation reported in “Summary Compensation Table – All Other Compensation.”

The Company offers group health and dental benefits to all full-time employees. A specified amount of the premium is paid by the Company for all participating employees, and the employees pay the additional amount of the premium for their respective level of coverage. The Company also provides fully-paid group term life insurance and long-term disability insurance to all full-time employees. The benefits under these group plans are based in part on the annual salaries of the employees.

Perquisites

The Company generally limits perquisites that it makes available to executive officers to those that are available to all employees or are required for their efficient conduct of Company business. Two of the five named executive officers are furnished Company-owned automobiles. Certain of the named executive officers and other executive officers are also provided with club memberships and are reimbursed for cell phones. Pursuant to the Company’s Aircraft Policy, the named executive officers and other management employees are provided use of the Company’s aircraft for business purposes. Generally, no named executive officer is provided use of the Company aircraft for personal travel. Pursuant to the Aircraft Policy, any such personal use is fully charged against the individual, at a rate of $650 per flight hour plus pilot expenses. The Company aircraft is owned jointly by BancFirst and an entity affiliated with H.E. Rainbolt and David E. Rainbolt, whose personal use of the Company aircraft is governed by the terms of a Joint Ownership Agreement. Information on the perquisites received by the named executive officers is included in “Summary Compensation Table – All Other Compensation.”

Employment Arrangements

The Company does not have written employment arrangements with any of the named executive officers or any other executive officer.

Deductibility of Named Executive Officers Compensation

The qualifying compensation regulations issued by the Internal Revenue Service under Internal Revenue Code section 162(m) provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration exceeds $1.0 million for the applicable taxable year, unless specified conditions are satisfied. The fair value of option awards listed in the summary compensation table does not count towards the $1.0 million remuneration. Proceeds from the exercise of options that were granted on or after June 24, 2011 count towards the $1.0 million remuneration.

Summary Compensation Table

The following table sets forth information relating to all compensation awarded to, earned by or paid to the Company’s principal executive officer, principal financial officer, and the three most highly compensated officers other than the principal executive officer and principal financial officer, collectively referred to as the named executive officers ("NEOs") in this proxy statement, for services rendered in all capacities to the Company during the last three fiscal years ended December 31, 2022.

Summary Compensation Table
		Salary	Performance-based Incentive Pay		Option Awards	Non-qualified Deferred Compensation Earnings		All Other Compensation		Total
Name and Principal Position	Year	($)	($)		($)	($)		($) (3)		($)
David R. Harlow	2022	635,000	158,750	(1)	—	51,465	(2)	30,681	(4)	875,896
CEO	2021	600,000	120,000		—	47,006	(2)	29,728	(4)	796,734
	2020	600,000	93,000		686,365	42,889	(2)	28,855	(4)	1,451,109

Kevin Lawrence	2022	335,000	83,750	(1)	—	—		22,020		440,770
Executive Vice President	2021	320,000	64,000		—	—		19,403		403,403
and CFO	2020	320,000	56,000		—	—		17,730		393,730

Darryl W. Schmidt	2022	635,000	158,750	(1)	—	51,012	(2)	29,326	(4)	874,088
President and	2021	600,000	120,000		—	46,591	(2)	23,825	(4)	790,416
CEO of BancFirst	2020	600,000	93,000		686,365	42,511	(2)	24,775	(4)	1,446,651

David E. Rainbolt	2022	400,000	100,000	(1)	—	—		57,990		557,990
Executive Chairman	2021	400,000	80,000		—	—		52,107		532,107
	2020	400,000	62,000		—	—		47,653		509,653

Scott Copeland	2022	411,538	102,750	(1)	352,147	42,124	(2)	23,067		931,626
Executive Vice President	2021	370,000	74,000		—	38,472	(2)	20,381		502,853
and COO	2020	370,000	64,750		—	35,102	(2)	18,630		488,482

(1) Includes for each of the named executive officers a deferred bonus amount starting in 2022. The amounts of deferred bonus for 2022 for each of the named executive officers were: David R. Harlow - $31,750; Kevin Lawrence - $16,750; Darryl W. Schmidt - $31,750; David E. Rainbolt - $20,000; and Scott Copeland - $21,250.

(2) Includes the change in the present value of accumulated benefit payable to Messrs. Harlow, Schmidt and Copeland, respectively, under the Supplemental Executive Retirement Agreement dated November 15, 2006.

(3) Includes for each of the named executive officers contributions by the Company to the Retirement Plans and the values attributed to certain life insurance benefits. The amounts of contributions to the Retirement Plans for 2022 for each of the named executive officers were: David R. Harlow - $21,960; Kevin Lawrence - $21,960; Darryl W. Schmidt - $21,960; David E. Rainbolt - $21,960; and Scott Copeland - $21,960.

(4) Includes the values attributed to the personal use of Company owned automobiles provided to the respective named executive officers (as calculated in accordance with Internal Revenue Service guidelines).

Grants of Plan-Based Awards

The table below sets forth the information for stock option grants made to the named executive officers during 2022.

Option Awards
Name	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards
Scott Copeland	6/17/2022	10,000	$94.86	$352,147

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at December 31, 2022.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David R. Harlow	—	65,000	(1)	51.30	2/28/2035
Kevin Lawrence	50,000	—		32.30	6/19/2030
David E. Rainbolt	—	—		—	—
Darryl W. Schmidt	—	65,000	(1)	51.30	2/28/2035
Scott Copeland	—	10,000	(2)	94.86	6/17/2037

(1) These options will vest at various dates through February 28, 2027.
(2) These options will vest at various dates through June 17, 2029.

Option Exercises

The following table shows the number of shares acquired and the value realized on the exercise of stock options during 2022 for each of the Company’s named executive officers.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
David R. Harlow	—	—
Kevin Lawrence	33,000	$1,870,021
David E. Rainbolt	—	—
Darryl W. Schmidt	—	—
Scott Copeland	—	—

Equity Compensation Plan Information

Information regarding stock-based compensation awards outstanding and available for future grants as of December 31, 2022 is presented in the table below. All of the Company’s stock-based compensation plans have been approved by the Company’s stockholders.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	1,439,899	$50.92	106,288

Supplemental Retirement Benefits

The table below shows the present value of accumulated benefit payable to David R. Harlow, Darryl W. Schmidt and Scott Copeland under the Supplemental Executive Retirement Agreement dated November 15, 2006. None of the other named executive officers are covered by a supplemental retirement agreement. The number of years of credited service for Messrs. Harlow, Schmidt and Copeland is their total years of service with the Company. The present value of accumulated benefit payable to Messrs. Harlow, Schmidt and Copeland was determined using a retirement age of 65 and a discount rate of 6%.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David R. Harlow	Supplemental Executive Retirement Agreement	23.3	$450,232	—
Darryl W. Schmidt	Supplemental Executive Retirement Agreement	19.6	$446,239	—
Scott Copeland	Supplemental Executive Retirement Agreement	30.4	$368,143	—

Under the terms of the Supplemental Executive Retirement Agreement, if Messrs. Harlow, Schmidt or Copeland remains continually employed with BancFirst until age 65, Mr. Harlow, Mr. Schmidt and Mr. Copeland will be entitled to a supplemental retirement benefit of $100,000 per year for ten years, irrespective of whether they then retire or continue to be employed by BancFirst beyond age 65. If Messrs. Harlow, Schmidt or Copeland dies during the ten-year period, their surviving spouse or other designated beneficiary will receive the remaining payments over the remainder of the ten-year period. A lump-sum distribution, equal to the discounted present value of the aggregate supplemental payments, is payable upon separation from service following a change of control of BancFirst or if Messrs. Harlow, Schmidt or Copeland is terminated without cause between the ages of 59 and 65. No benefits are payable under the agreement if Messrs. Harlow, Schmidt or Copeland (i) ceases to be employed by BancFirst for any reason (other than death) prior to reaching age 59 or (ii) is terminated by BancFirst for “cause,” as such term is defined in the agreement, prior to reaching age 65. If Messrs. Harlow, Schmidt or Copeland dies before age 65 while still employed with BancFirst, his surviving spouse or other designated beneficiary will receive a lump sum distribution equal to a percentage of the total lump sum amount of Messrs. Harlow, Schmidt or Copeland’s supplemental retirement income, calculated on the percentage that the total number of months between the effective date of the agreement and the executive’s death represents the total months between the effective date of the agreement and the date the executive would have reached age 65. Messrs. Harlow, Schmidt or Copeland will forfeit any non-distributed benefits payable under the agreement if he violates certain non-compete and confidentiality restrictions in the agreement.

Potential Payments upon Termination or Change-in-Control

Except for the Supplemental Executive Retirement Agreement of David R. Harlow, Darryl W. Schmidt and Scott Copeland described above, the Company has no agreements with any other named executive officer providing for potential payments upon termination of employment or a change-in-control of the Company.

Pay Ratio Disclosure

The SEC requires that we disclosure a ratio that compares the annual total compensation of our median employee to that of our CEO. For purposes of this disclosure, annual total compensation for both the median employee and the CEO is determined in accordance with the definition of annual total compensation as disclosed in the Summary Compensation Table.

In accordance with the rules, we determined a new median employee for our 2022 Pay Ratio. In identifying our median employee, we examined our entire employee population as of December 31, 2022. We calculated the ratio based on total employees of 2,051 at December 31, 2022. Our median employee was determined by reviewing wages, tips and other compensation on payroll records for our employee population, as reported to the IRS on Form W-2.

As shown in the Summary Compensation Table, Mr. Harlow’s annual total compensation for 2022 was $875,896 and the median employee’s annual total compensation was $35,132. Based upon this information, the ratio of the annual total compensation of Mr. Harlow to the median employee was 25 to 1.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

PAY VERSUS PERFORMANCE

The following table sets forth information required under the SEC's "pay versus performance" rules over the last three years, including: (i) the total compensation earned by our principal executive officer "PEO" (as reported on our Summary Compensation Table), (ii) the compensation “actually paid” to our PEO (calculated in accordance with Regulation S-K); (iii) the average of the total compensation earned by our other named executive officers "NEOs" (calculated based upon our Summary Compensation Table); (iv) the average compensation “actually paid” to our other NEOs (calculated in accordance with Regulation S-K); (v) our total shareholder return (TSR) compared to our peer group; (vi) our net income; and (vii) our diluted earnings per share (a selected performance measure):

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table total for PEO David R. Harlow	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for other NEO's (2)	Average Compensation Actually Paid to other NEO's (1)(2)	Total Shareholder Return	Peer Group Total Shareholder Return (3)	Net Income (Dollars in thousands)	Diluted Earnings Per Share (4)
2022	$875,896	$1,525,584	$701,119	$993,303	$151.45	$110.67	$193,100	5.77
2021	796,734	1,055,367	557,195	671,370	119.14	132.19	167,630	5.03
2020	1,451,109	2,045,657	709,629	891,303	97.04	92.50	99,586	3.00

1. Compensation actually paid (CAP) represents the amount computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned or paid during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, adjustments were made to total compensation reported in our Summary Compensation Table. The reconciliation of the CAP is shown in the tables below.

David R. Harlow - PEO
Year	Summary Compensation Table Total	Deduct: Non-Qualified Deferred Compensation of Supplemental Executive Retirement Plan	Add: Service Cost of the Supplemental Executive Retirement Plan	Deduct: Option Awards	Add: Change in Value of Option Awards	Compensation Actually paid
2022	$875,896	$(51,465)	$26,147	$-	$675,006	$1,525,584
2021	796,734	(47,006)	24,628	-	281,011	1,055,367
2020	1,451,109	(42,889)	23,197	(686,365)	1,300,605	2,045,657

Average Other NEOs (2)
Year	Summary Compensation Table Total	Deduct: Non-Qualified Deferred Compensation of Supplemental Executive Retirement Plan	Add: Service Cost of the Supplemental Executive Retirement Plan	Deduct: Option Awards	Add: Change in Value of Option Awards	Compensation Actually paid
2022	$701,119	$(23,284)	$11,835	$(88,037)	$391,670	$993,303
2021	557,195	(21,266)	11,148	-	124,293	671,370
2020	709,629	(19,403)	10,500	(171,591)	362,168	891,303

2. NEO's included in the average calculations are: Kevin Lawrence, Darryl W. Schmidt, David E. Rainbolt and Scott Copeland for all three years.

3. Peer Group Total Shareholder Return using the NASDAQ Bank Stocks (U.S.).

4. Diluted earnings per share was selected as the most important performance measurement for the current year other than net income which is also presented in the table.

CAP vs. TSR $900 $800 $700 $600 $500 $400 $300 $200 $100 $- 2020 2021 2022 $1

60.00 $140.00 $120.00 $100.00 $80.00 $60.00 $40.00 $20.00 $- PEO CAP ($000s) NEO’s CAP ($000s) TSR (Indexed to 2019 = $100)

Compensation Actually Paid Compared to Total Shareholder Return

The graph below shows our CAP compared to our TSR over the past three-year period. The amount of compensation actually paid to the Company's PEO and NEOs as a group is generally aligned with the Company's TSR over the three years presented in the table.

CAP vs. TSR

Compensation Actually Paid Compared to Net Income

The graph below shows our CAP compared to our net income over the past three-year period. The amount of compensation actually paid to the Company's PEO and NEOs as a group is generally aligned with the Company's net income over the three years presented in the table.

CAP vs. Net Income

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Compensation Actually Paid Compared to Diluted EPS

The graph below shows our CAP compared to our diluted EPS over the past three-year period. The amount of compensation actually paid to the Company's PEO and NEOs as a group is generally aligned with the Company's diluted EPS over the three years presented in the table.

CAP vs. Diluted EPS

Cumulative TSR of the Company Compared to the Cumulative TSR of the Peer Group

The graph below shows our TSR, showing the actual return of our stock price with dividends reinvested, expressed as a cumulative return to our shareholders over the past three-year period. The Company's cumulative TSR outperformed the NASDAQ Bank Stocks during 2020 and 2022.

TSR VS. PEER GROUP TSR

Most Important Financial Performance Measures. Listed below are the performance measures that our compensation committee views as the most important financial measures it uses to link the compensation actually paid to our principal executive officer and other named executive officers for the year ended December 31, 2022:

1.
Budgeted pre-tax income;
2.
Budgeted classified assets; and
3.
Internal audit ratings.

DIRECTOR COMPENSATION

The Company provides the following elements of compensation for its non-employee directors, each of whom is also a director of BancFirst:

• A retainer of $1,500 per month to each non-employee director for serving on the Board.

• A retainer of $1,500 per month to each non-employee director for serving on the BancFirst Board of Directors.

• A retainer of $1,500 per month to each member of the Audit Committee.

• A retainer of $5,000 per quarter to the chairman of the Audit Committee.

• A fee of $1,500 per meeting to each member of the Compensation Committee.

• A fee of $12,500 per quarter to the Lead Independent Director.

• A grant of 10,000 options to each non-employee director at the time of their initial appointment or election to the Board.

The option grants are provided under the Non-Employee Directors’ Plan and are exercisable at the rate of 25% per year beginning one year from the date of grant. If a director is terminated for cause, all options will be forfeited immediately. If a director ceases to be a member of the Board for any other reason, unvested options will terminate and only previously vested options may be exercised for a period of 30 days following termination (or 12 months in the case of termination on account of death). Subject to approval by shareholders, the RSU Plan will replace the Non-Employee Directors' Plan. The RSU Plan is further described in Proposal 2. If the RSU Plan is approved, it is the intent of the Company to terminate the Non-Employee Directors' Plan, and any stock options outstanding at that time will remain outstanding under their existing terms, until they are exercised or expire.

Non-employee directors can elect to defer all or any portion of their cash compensation through the Deferred Stock Compensation Plan. Under the Deferred Stock Compensation Plan, directors of the Company, directors of BancFirst, directors of Pegasus, directors of Worthington, and members of the community advisory boards of BancFirst may defer up to 100% of their Board fees. They are credited for each deferral with a number of stock units based on the current market price of the Company’s stock, which accumulate in an account until such time as the director or community board member terminates service as a Board member. Shares of the Company’s common stock are then distributed to the terminating director or community board member based upon the number of stock units accumulated in his or her account. Because stock units are not actual shares of the Company’s common stock, they do not have any voting rights.

Additionally, non-employee directors may be reimbursed for their expenses in connection with attending Board meetings.

The following table provides compensation information for the Company’s directors who served during fiscal 2022.

Director Compensation
Name	Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)(2)	All Other Compensation ($)		Total ($)
C.L. Craig, Jr. (3)	30,000		13,294		—	—		43,294
F. Ford Drummond	19,500		17,124	(6)	—	18,000	(4)	54,624
Joseph Ford	—		55,085		—	—		55,085
Joe R. Goyne	—		9,279	(7)	—	—		9,279
William O. Johnstone	—		—		—	4,500	(4)	4,500
Mautra Staley Jones	30,000		—		—	—		30,000
Frank Keating	30,000		—		—	—		30,000
Bill G. Lance	10,500		32,623		—	—		43,123
Dave R. Lopez	27,000		3,561		—	—		30,561
William Scott Martin	48,000		—		—	—		48,000
Tom H. McCasland, III	5,000		71,086	(8)	—	3,000	(4)	79,086
H.E. Rainbolt	100,000	(5)	—		—	—		100,000
Robin Roberson	15,000		17,190		—	—		32,190
Natalie Shirley	—		41,684		—	—		41,684
Michael K. Wallace	30,000		—		—	—		30,000
Gregory G. Wedel	—		82,030		—	—		82,030
G. Rainey Williams, Jr.	59,000		29,877		—	18,000	(4)	106,877

(1) Represents the closing price of the Company’s common stock on each deferral date times the number of stock units allocated to the accounts of the respective participating directors for deferrals of fees under the Deferred Stock Compensation Plan and for additional stock units credited for the assumed reinvestment of dividends. As of December 31, 2022, each of the participating directors had the following aggregate number of stock units accumulated in their deferral accounts: C. L. Craig, Jr. – 9,075; F. Ford Drummond – 2,766; Joseph Ford – 4,148; Joe R. Goyne – 249; Bill G. Lance – 1,989; Dave R. Lopez – 402; Tom H. McCasland, III – 21,453; Robin Roberson – 1,594; Natalie Shirley – 8,176; Gregory G. Wedel – 10,029; and G. Rainey Williams, Jr. – 5,186.

(2) Represents the aggregate grant date fair value for awards of stock options granted during fiscal 2022, computed in accordance with ASC 718. These amounts reflect the grant date fair value, and do not represent the actual value that may be realized. As of December 31, 2022, each director had the following number of options outstanding: F. Ford Drummond – 20,000; Joseph Ford – 3,048; Mautra Staley Jones – 10,000; Frank Keating – 20,000; Bill G. Lance – 10,000; Dave R. Lopez – 8,000; Robin Roberson – 5,000; Natalie Shirley – 20,000; and Gregory G. Wedel – 20,000.

(3) C.L. Craig, Jr. retired from the Board on January 23, 2023.

(4) Consists of payments for serving on BancFirst’s Senior Trust Committee.

(5) Mr. Rainbolt receives a fee for serving as Chairman Emeritus of the Board.

(6) Includes deferrals of fees for serving as a Community Director.

(7) Includes deferrals of fees for serving as a Pegasus Director.

(8) Includes deferrals of fees for serving as a Community Director and deferred fees for serving on BancFirst’s Senior Trust Committee.

STOCK OWNERSHIP

Certain Beneficial Owners

As of March 31, 2023, we had 32,899,493 shares of common stock outstanding. Based on filings made under Section 13(d) and 13(g) of the Exchange Act reporting ownership of shares and percent of class as of December 31, 2022, the only persons known by us to be beneficial owners of more than 5% of the Company’s common stock as of March 31, 2023 were as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
David E. Rainbolt
P.O. Box 26788
Oklahoma City, OK 73126	5,128,705	(1)	15.59%

Leslie J. Rainbolt
P.O. Box 26788
Oklahoma City, OK 73126	5,000,000	(2)	15.20%

Blackrock Inc.
55 East 52nd Street
New York, NY 10055	2,905,581	(3)	8.83%

The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	2,229,618	(4)	6.78%

Kayne Anderson Rudnick Investment Management LLC
2000 Avenue of the Stars, Suite 1110
Los Angeles, CA 90067	2,186,627	(5)	6.65%

Investors Trust Company
1202 North Tenth Street
Duncan, OK 73533	2,010,602	(6)	6.11%

(1) Shares shown as beneficially owned by David E. Rainbolt include 5,000,000 shares held by BF Bank Partners LP, a family partnership of which Mr. Rainbolt is the managing partner and 71,393 shares held by the Retirement Plans for the accounts of Mr. Rainbolt.

(2) These shares shown as beneficially owned by Leslie J. Rainbolt are shares held by Main Street Banking Partners, LP, a family partnership of which Ms. Rainbolt is the managing partner. David E. Rainbolt is a co-managing partner.

(3) Based on a review of the Schedule 13G filed on January 25, 2023 by BlackRock, Inc. The Schedule 13G discloses that BlackRock, Inc. had sole voting power as to 2,861,363 shares and sole dispositive power as to 2,905,581 shares.

(4) Based on a review of the Schedule 13G filed on February 9, 2023 by The Vanguard Group. The Schedule 13G discloses that the Vanguard Group had shared voting power as to 25,797 shares, sole dispositive power as to 2,186,432 shares and shared dispositive power as to 43,186 shares.

(5) Based on a review of the Schedule 13G filed on February 14, 2023 by Kayne Anderson Rudnick Investment Management, LLC. The Schedule 13G discloses that Kayne Anderson Rudnick Investment Management, LLC had sole voting power as to 1,497,635 shares, shared voting power as to 452,429 shares, sole dispositive power as to 1,734,198 shares and shared dispositive power as to 452,429 shares.

(6) Based on a review of the Schedule 13G/A filed on January 23, 2023 by Investors Trust Company. The Schedule 13G/A discloses that Investors Trust Company had sole voting power as to 1,925,596 shares, shared voting power as to 85,006 shares, sole dispositive power as to 1,925,596 shares and shared dispositive power as to 85,006 shares. Investors Trust Company, an Oklahoma-chartered trust company, acts as trustee or co-trustee of various trusts, which, in the aggregate, own these shares. Tom H. McCasland, III, a director of the Company, is a shareholder of Investors Trust Company and serves on its Board of Directors. Any voting or disposition of the Company’s common stock by Investors Trust Company is determined by its Board of Directors. No attribution of beneficial ownership of shares included as beneficially owned by Investors Trust Company has been made separately to its board members or owners, all of whom disclaim beneficial ownership of shares in such capacities.

Because of his position with the Company and his equity ownership therein, David E. Rainbolt may be deemed to be a “parent” of the Company for purposes of the Securities Act of 1933.

Directors and Officers

As of March 31, 2023, the directors and executive officers of the Company as a group (27 persons, including certain executive officers of BancFirst), beneficially owned 11,096,460 shares of the Company’s common stock (33.73% of the total shares outstanding at that date), excluding 170,007 shares represented by options exercisable within 60 days. It is the intent of the directors and executive officers to vote these shares (i) FOR the election of the 18 nominees named herein as directors of the Company; (ii) FOR the approval of the BancFirst Corporation Restricted Stock Unit Plan; (iii) FOR the ratification of FORVIS, LLP as the Company’s independent registered public accounting firm; (iv) FOR the approval of the compensation for the named executive officers; and; (iv) ONE YEAR for the frequency of holding the advisory vote on compensation for the named executive officers.

The following table sets forth as of March 31, 2023 the number of shares of common stock owned by (i) each director of the Company, (ii) each nominee for director, (iii) the named executive officers listed in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group, together with the percentage of outstanding common stock owned by each. The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after March 31, 2023. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group.

Name	Amount of Beneficial Ownership		Percent of Class
Dennis L. Brand	38,184	(1)	*
Scott Copeland	15,501	(2)	*
F. Ford Drummond	26,000	(3)	*
Joseph Ford	3,048	(4)	*
Joe R. Goyne	4,908	(5)	*
David R. Harlow	16,287	(6)	*
William O. Johnstone	16,897	(7)	*
Mautra Staley Jones	2,500	(8)	*
Frank Keating	20,000	(9)	*
Bill G. Lance	10,400	(10)	*
Kevin Lawrence	59,353	(11)	*
Dave R. Lopez	8,000	(12)	*
William Scott Martin	333,404	(13)	1.01%
Tom H. McCasland, III	222,514	(14)	*
David E. Rainbolt	5,128,705	(15)	15.59%
H. E. Rainbolt	40,006		*
Robin Roberson	5,000	(16)	*
Darryl W. Schmidt	60,422	(17)	*
Natalie Shirley	26,000	(18)	*
Michael K. Wallace	11,400	(19)	*
Gregory G. Wedel	22,000	(20)	*
G. Rainey Williams, Jr.	64,600		*
All directors and executive officers as a group (27 persons)	11,266,467		34.07%
* Percent of class is less than 1%

(1)	Includes 6,184 shares held by the Retirement Plans for the accounts of Mr. Brand.
(2)	Consists of shares held by the Retirement Plans for the accounts of Mr. Copeland.
(3)	Includes 20,000 shares Mr. Drummond has the right to acquire upon the exercise of options exercisable within 60 days after March 31, 2023.
(4)	Consists of shares Mr. Ford has the right to acquire upon the exercise of options exercisable within 60 days after March 31, 2023.
(5)	Includes 308 shares held by the ESOP for the account of Mr. Goyne.
(6)	Includes 9,287 shares held by the Retirement Plans for the accounts of Mr. Harlow.
(7)	Consists of shares owned by a company that Mr. Johnstone controls.
(8)	Consists of shares Mrs. Jones has the right to acquire upon the exercise of options exercisable within 60 days after March 31, 2023.
(9)	Consists of shares Mr. Keating has the right to acquire upon the exercise of options exercisable within 60 days after March 31, 2023.
(10)	Includes 10,000 shares Mr. Lance has the right to acquire upon the exercise of options exercisable within 60 days after March 31, 2023.
(11)

 Includes 1,644 shares held by the ESOP for the account of Mr. Lawrence and 47,709 shares Mr. Lawrence has the right to acquire upon the exercise of options exercisable within 60 days after March 31, 2023.

(12)	Consists of shares Mr. Lopez has the right to acquire upon the exercise of options exercisable within 60 days after March 31, 2023.
(13)	Mr. Martin has a $9.0 million loan with First Bank, in which 333,404 shares of the Company’s stock is pledged to this note.

(14)	Includes 6,844 shares held directly by Mr. McCasland’s wife and 215,670 shares held by three trusts of which Mr. McCasland is the trustee.
(15)

 Includes 5,000,000 shares held by BF Bank Partners LP, a family partnership of which Mr. Rainbolt is the managing partner, and 71,393 shares held by the Retirement Plans for the accounts of Mr. Rainbolt.

(16)	Consists of shares Ms. Roberson has the right to acquire upon the exercise of options exercisable within 60 days after March 31, 2023.
(17)	Includes 7,393 shares held by the ESOP for the account of Mr. Schmidt.
(18)	Includes 20,000 shares Ms. Shirley has the right to acquire upon the exercise of options exercisable within 60 days after March 31, 2023.
(19)	Includes 3,400 shares held by three trusts of which Mr. Wallace is the trustee.
(20)	Includes 20,000 shares Mr. Wedel has the right to acquire upon the exercise of options exercisable within 60 days after March 31, 2023.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our common stock. We believe that, during fiscal 2022, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the exception noted herein. A late Form 4 was filed for Darryl Schmidt on June 14, 2022, that was due on January 20, 2022. A late Form 4 was filed for Darryl Schmidt on October 18, 2022, that was due on July 19, 2022. In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% shareholders.

PROPOSALS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS

If you would like to have a proposal considered for inclusion in the proxy statement for the 2024 Annual Meeting, you must submit your proposal no later than December 15, 2023. You must submit proposals in writing to the attention of the Secretary at the following address:

Secretary

BancFirst Corporation

100 N. Broadway Ave.

Oklahoma City, Oklahoma 73102

OTHER MATTERS

The management of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, it is the intent of the persons named in the proxy to vote all proxies with respect to such matter in accordance with the recommendations of the Board.

Appendix A

BANCFIRST CORPORATION

2023 Restricted Stock Unit Plan

ARTICLE I

PURPOSE

SECTION 1.1 Purpose. This 2023 Restricted Stock Unit Plan (the “Plan”) is established by BancFirst Corporation (the “Company”) to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company and its subsidiaries to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan provides for the grant of RSUs to Eligible Employees and Eligible Directors, subject to the conditions set forth in the Plan.

SECTION 1.2 Establishment. The Plan is effective as of May __, 2023 (the “Effective Date”) and for a period of ten years thereafter. The Plan shall continue in effect after such ten-year period until all matters relating to the payment of Awards and administration of the Plan have been settled.

The Plan is subject to the approval by the holders of a majority of the outstanding shares of Common Stock present, or represented, and entitled to vote at a meeting called for such purpose, which approval must occur within the period ending twelve months after the date the Plan is adopted by the Board. No Awards under the Plan may be granted prior to receipt of shareholder approval.

SECTION 1.3 Shares Subject to the Plan. Subject to the limitations set forth in the Plan, Awards of RSUs may be made under this Plan for a total of 500,000 shares of Common Stock. The limitations of this Section 1.3 shall be subject to the adjustment provisions of Article VI.

ARTICLE II

DEFINITIONS

SECTION 2.1 “Account” means the recordkeeping account established to track an Award of RSUs to a Participant.

SECTION 2.2 “Affiliated Entity” means any corporation, partnership or limited liability company or other form of legal entity in which a majority of the ownership interest in any such entity is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, a Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.

SECTION 2.3 “Award” means, individually or collectively, any RSU granted under the Plan to an Eligible Employee or Eligible Director by the Committee.

SECTION 2.4 “Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

SECTION 2.5 “Board” means the Board of Directors of the Company.

SECTION 2.6 “Change of Control Event” means each of the following:

(i) the date any entity or person, including a group as defined in Section 13(d)(iii) of the Securities Exchange Act of 1934, shall become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the outstanding common shares of the Company;

(ii) the date the shareholders of the Company approve a definitive agreement (i) to merge or consolidate the Company with or into another corporation in which the Company is not the continuing or surviving corporation or pursuant to which any common shares of the Company would be converted into cash, securities, or other property of another, other than a merger of the Company in which holders of common shares immediately prior to the merger have the same proportionate interest of common stock of the surviving corporation immediately after the merger as immediately before, or (ii) to sell or otherwise dispose of substantially all of the assets of the Company; or

(iii) the date there shall have been change in a majority of the board of directors of the Company within a twelve (12) month period unless the nomination of each new director was approved by the vote of two-thirds (2/3) of directors then still in office who were in office at the beginning of the twelve (12) month period.

The decision of the Board as to whether a Change in Control Event has occurred shall be conclusive and binding and is to be a ministerial rather than a discretionary decision. Provided, however, solely with respect to an Award subject to Section 409A of the Code, the provisions of Section 409A and the regulations promulgated thereunder shall define a Change of Control Event for purposes of such Award.

SECTION 2.7 “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

SECTION 2.8 “Committee” shall mean the Executive Committee of the Board. Provided that, Awards granted to Eligible Employees and Eligible Directors subject to Section 16(b), must be approved by the Compensation Committee of the Board.

SECTION 2.9 “Common Stock” means the common stock, par value $1.00 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article VI.

SECTION 2.10 “Continuous Service” means with respect to any Participant, the absence of any interruption or termination of service as an employee. Employment status will not be considered interrupted in the event of sick leave or military service taken in accordance with Company policies. A suspension in employment due to an approved leave of absence or a transfer of locations between Affiliated Entities will not be considered an interruption in service. The determination of whether a Participant remains in Continuous Service will be made by the Committee in its sole discretion.

SECTION 2.11 “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

SECTION 2.12 “Disability” means a determination by the Committee that a Participant is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the term “Disability” for purposes of the preceding sentence shall have the meaning given to it by Section 422(c)(6) of the Code.

SECTION 2.13 “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee.

SECTION 2.14 “Eligible Director” means any member of the Board who is not an employee of the Company, a Subsidiary or an Affiliated Entity.

SECTION 2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

SECTION 2.16 “Fair Market Value” means (i) during such time as the Common Stock is listed upon the Nasdaq/National Market System, the New York Stock Exchange or other exchanges, the closing price of the Common Stock as reported by such stock exchange or exchanges or the Nasdaq/National Market System on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange or the Nasdaq/National Market System that day, on the next preceding day on which there was a sale of such Common Stock, or (ii) during any such time as the Common Stock is not listed upon an established stock exchange or the Nasdaq/National Market System, the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc.

SECTION 2.17 “Participant” means an Eligible Employee or Eligible Director to whom an Award has been granted by the Committee under the Plan.

SECTION 2.18 “Plan” means BancFirst Corporation 2023 Restricted Stock Unit Plan.

SECTION 2.19 “Restriction Period” shall have the meaning set forth in Section 5.2(a).

SECTION 2.20 “RSU” means a restricted stock unit granted to an Eligible Employee or Eligible Director under Article V of the Plan that represents one share of Common Stock.

SECTION 2.21 “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.

ARTICLE III

ADMINISTRATION

SECTION 3.1 Administration of the Plan by the Committee. The Committee shall administer the Plan.

Subject to the provisions of the Plan, the Committee shall have exclusive power to:

(a) Select Eligible Employees and Eligible Directors to participate in the Plan.

(b) Determine the time or times when Awards will be made to Eligible Employees or Eligible Directors.

(c) Determine the number of RSUs subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement.

(d) Accelerate the vesting, exercise or payment of an Award or the performance period of an Award within the terms of this Plan.

(e) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

SECTION 3.2 Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

ARTICLE IV

GRANT OF AWARDS

SECTION 4.1 Grant of Awards. Awards granted under this Plan shall be subject to the following conditions:

(a) Any shares of Common Stock related to Awards which terminate by expiration, forfeiture or cancellation without the issuance of shares of Common Stock, shall be available again for grant under the Plan and shall not be counted against the shares authorized under Section 1.3. Shares of Common Stock which are tendered or withheld in payment of taxes shall not be added back to the shares authorized under Section 1.3.

(b) Common Stock delivered by the Company in payment of an Award under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

(c) No fractional shares of Common Stock will be issued under this Plan and any fractions resulting from adjustments, dividends or otherwise shall be eliminated by rounding down to the nearest whole share.

(d) Separate certificates or a book-entry registration representing Common Stock shall be delivered to a Participant upon the vesting of RSUs.

ARTICLE V

RESTRICTED STOCK UNITS

SECTION 5.1 Grant of Awards. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant an RSU to Eligible Employees and Eligible Directors. Each Award of RSUs shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve.

SECTION 5.2 Conditions of RSUs.

(a) Restrictions. At the time of the grant of an RSU Award, the Committee shall determine the Restriction Period and such other restrictions or conditions, if any, which shall apply to the vesting of the RSUs as it, in its sole discretion, deems appropriate.

Provided, that Awards granted under this Plan will be subject to either (i) a minimum vesting period of three years (which may include graduated vesting within such three-year period) or (ii) one year if the vesting is based on performance criteria other than continued service (except in the case of substitute Awards granted pursuant to Article VI).

(b) Form of Payment. An RSU Award will be paid in cash or shares of Common Stock as specified in the RSU Award Agreement no later than 75 days after the date the RSUs become vested.

(c) Rights as Shareholders. The holder of an RSU Award shall have no voting rights. The right to receive dividends with respect to RSUs, if any, shall be provided in the Award Agreement.

(d) Nontransferability of RSU Awards. The right to receive shares pursuant to an RSU Award shall not be subject in any manner to anticipation, alienation, sale, transfer, pledge, exchange, assignment, encumbrance, or garnishment by creditors of the holder of the RSU Award or the holder’s beneficiary, except transfer by will or the laws of descent and distribution.

ARTICLE VI

STOCK ADJUSTMENTS

In the event that the shares of Common Stock, as constituted on the Effective Date of the Plan, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article VI and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article VI which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

ARTICLE VII

GENERAL

SECTION 7.1 Amendment or Termination of Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article VI), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan.

SECTION 7.2 Termination of Employment; Termination of Service. The Committee may, in its sole discretion, accelerate the vesting of unvested Awards in the event of termination of employment of any Participant. Unless otherwise accelerated, all unvested Awards shall be forfeited upon termination of employment. In the event an Eligible Director terminates service as a director of the Company, the unvested portion of any Award shall be forfeited unless otherwise accelerated pursuant to the terms of the Eligible Director’s Award Agreement or by the Committee.

SECTION 7.3 Withholding Taxes. Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any Award under the Plan, regardless of the form of such Award, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of making any payment under the Award. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value equal to the amount of the required withholding taxes. In the event that the number of shares of Common Stock withheld or delivered does not equal the required tax withholding amount then the Company will retain the largest whole number of shares that does not exceed the aggregate tax withholding amount and the Participant shall pay to the Company any remaining balance of the aggregate tax withholding amount not satisfied by the number of shares withheld from or delivered by the Participant.

SECTION 7.4 Change of Control. The Committee may determine whether Awards granted under the Plan to any Eligible Employee or Eligible Director will vest upon the occurrence of a Change of Control Event or will be assumed or exchanged for a replacement award in the surviving entity.

SECTION 7.5 Amendments to Awards. Subject to the limitations of the Plan, the Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate. However, amendments which are adverse to the Participant shall require the Participant’s consent.

SECTION 7.6 Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following approval of the Plan by the shareholders of the Company as provided in Section 1.2, and keep continuously effectively, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to:

(a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

(c) the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

SECTION 7.7 Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company, any Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

SECTION 7.8 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

SECTION 7.9 Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

SECTION 7.10 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable Federal law.

SECTION 7.11 Other Laws. The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

SECTION 7.12 No Trust or Fund Created. Neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

SECTION 7.13 Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder are either exempt from or comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Plan Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) If, at the time of a Participant's separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service (or upon the Participant’s death, if earlier).

(c) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant's account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

(d) Notwithstanding anything in the Plan and grants hereunder to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award by reason of the occurrence of a Change in Control Event, or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control Event, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control Event, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control Event, Disability or separation from service, as applicable.

SECTION 7.14 Clawback Provision. Notwithstanding any provision of this Plan and grants hereunder to the contrary, any agreement evidencing an Award under the Plan may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any shares of Common Stock issued under and/or any other benefit related to an Award (including, for the avoidance of doubt, any cash received in the settlement of an Award), or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/BANF • Cast your vote online • Have your Proxy Card ready P.O. BOX 8016, CARY, NC 27512-9903 • Follow the simple instructions to record your vote PHONE Call 1-866-870-6370 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided BancFirst Corporation Annual Meeting of Stockholders For Stockholders of record as of March 31, 2022 TIME: Thursday, May 26, 2022 9:00 AM, Central Time PLACE: Skirvin Hilton Hotel, 1 Park Avenue, Oklahoma City, OK 73102 and virtually via conference call. Dial in number: 1-408-418-9388 Access code: 2483 096 9920 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints David E. Rainbolt and Randy Foraker (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of BancFirst Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

BancFirst Corporation

Annual Meeting of Stockholders

THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3, 4 AND **1-YEAR** ON PROPOSAL 5

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors					
		FOR	AGAINST	ABSTAIN		
	1.01 Dennis L. Brand	☐	☐	☐		FOR
	1.02 F. Ford Drummond	☐	☐	☐		FOR
	1.03 Joseph Ford	☐	☐	☐		FOR
	1.04 Joe R. Goyne	☐	☐	☐		FOR
	1.05 David R. Harlow	☐	☐	☐		FOR
	1.06 William O. Johnstone	☐	☐	☐		FOR
	1.07 Mautra Staley Jones	☐	☐	☐		FOR
	1.08 Bill G. Lance	☐	☐	☐		FOR
	1.09 Dave R. Lopez	☐	☐	☐		FOR
	1.10 William Scott Martin	☐	☐	☐		FOR
	1.11 Tom H. McCasland, III	☐	☐	☐		FOR
	1.12 David E. Rainbolt	☐	☐	☐		FOR
	1.13 Robin Roberson	☐	☐	☐		FOR
	1.14 Darryl W. Schmidt	☐	☐	☐		FOR
	1.15 Natalie Shirley	☐	☐	☐		FOR
	1.16 Michael K. Wallace	☐	☐	☐		FOR
	1.17 Gregory G. Wedel	☐	☐	☐		FOR
	1.18 G. Rainey Williams, Jr.	☐	☐	☐		FOR
		FOR	AGAINST	ABSTAIN		
2.	To approve the BancFirst Corporation Restricted Stock Unit Plan;	☐	☐	☐		FOR
3.	To ratify the appointment of FORVIS, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;	☐	☐	☐		FOR
4.	Advisory vote to approve executive compensation;	☐	☐	☐		FOR
		1YR	2YR	3YR	ABSTAIN	
5.	Advisory vote on the frequency of the Company's executive compensation vote; and	☐	☐	☐	☐	1 YEAR
6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.					

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ________ Date ________ Signature (if held jointly) ________ Date ________